  As filed with the Securities and Exchange Commission on September 21, 2020

Registration No. 333-248767

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Crexendo, Inc.
(Exact name of registrant as specified in its charter)

Nevada	4813	87-0591719
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Crexendo, Inc.
1615 S. 52nd Street
Tempe, AZ 85281
(602) 714-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________
Steven G. Mihaylo
Chairman and Chief Executive Officer
Crexendo, Inc.
1615 S. 52nd Street
Tempe, AZ 85281
(602) 714-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________
Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew M. Holman, Esq. Fred A. Summer, Esq. Squire Patton Boggs (US) LLP 1 E. Washington St., Suite 2700 Phoenix, Arizona 85004 (602) 528-4083	Jonathan R. Zimmerman Ben A. Stacke Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center, 90 South Seventh Street Minneapolis, MN 55402 (612) 766-7000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. ________________________
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (“Securities Act”), check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (“Exchange Act”):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee(3)

Common Stock, $0.001 par value per share	4,025,000	$8.12	$32,683,000	$4,242.25

(1)
Includes 525,000 shares of common stock that the underwriters have the option to purchase from the Registrant.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on September 17, 2020.

(3)
$4,170.70 of such fee was previously paid and the remaining amount $71.55 is being paid herewith .

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 21, 2020

PRELIMINARY PROSPECTUS

3,500,000 Shares

COMMON STOCK

We are offering 1,750,000 shares of our common stock and the selling stockholders named in this prospectus are offering 1,750,000 shares of our common stock in this offering. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. On September 17, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $7.90 per share. Steven G. Mihaylo currently owns approximately 69% of our outstanding common stock. Upon completion of this offering, Mr. Mihaylo will own approximately 53% of our outstanding common stock (approximately 51% if the underwriters exercise their option to purchase additional shares in full). Upon completion of this offering, we will continue to be a “controlled company” within the meaning of The Nasdaq Stock Market, LLC (“Nasdaq”) listing rules.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CXDO.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of this prospectus and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into this prospectus.

	Public Offering Price	Underwriting Discounts and Commissions (1)	Proceeds, before expenses, to Crexendo	Proceeds to Selling Stockholders
Per share	$	$	$	$
Total	$	$	$	$

(1)	We have also agreed to reimburse certain expenses of the underwriters. See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to 525,000 additional shares of common stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about             , 2020, subject to customary closing conditions.

B. Riley Securities	Colliers Securities LLC

          The date of this prospectus is                      , 2020

crexendo®

ride the cloud

Modernizing UCaaS Solutions for Businesses With the Cloud

crexendo
HD
crexendo

You should rely only on the information contained in this prospectus or contained in any free writing prospectuses filed with the SEC, or information incorporated by reference into this prospectus. Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses filed with the SEC and that we authorize to be distributed to you. Neither we, the selling stockholders, nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. Neither we, the selling stockholders, nor the underwriters are offering to sell, or seeking offers to buy, shares of our common stock in any jurisdiction where these offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations, and prospects may have and are likely to have changed since that date.

For investors outside the United States: Neither we, the selling stockholders, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

Unless otherwise stated or the context otherwise requires, the terms “Crexendo®,” “the Company,” “we,” “us,” “our,” and similar references in this prospectus refer to Crexendo, Inc. and its subsidiaries.

This prospectus contains references to our registered trademarks and service marks in several jurisdictions. This prospectus also contains trade names, trademarks, and service marks of other companies, and such tradenames, trademarks, and service marks are the property of their respective owners. Solely for convenience, the trademarks and tradenames in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend or use or display other companies’ tradenames, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in greater detail in this prospectus and incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus and any related free writing prospectus, and the information incorporated by reference herein, including the information set forth in this prospectus under the heading “Risk Factors” and under similar headings in other documents that are incorporated by reference into this prospectus, and in our consolidated financial statements and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, respectively, which are incorporated herein by reference.

Our Mission

Our mission is to provide enterprise-class UCaaS (“Unified Communications as a Service”), call center, collaboration services, and other cloud business services to any size business at affordable monthly rates.

Company Overview

Crexendo, Inc. is an award-winning premier provider of cloud communications, UCaaS, call center, collaboration services, and other cloud business services that are designed to provide enterprise-class cloud services to any size business at affordable monthly rates. The Company has two operating segments, which consist of Cloud Telecommunications and Web Services.

Cloud Telecommunications – Our cloud telecommunications services transmit calls using Internet Protocol (IP) or cloud technology, which converts voice signals into digital data packets for transmission over the Internet or cloud. Each of our calling plans provides a number of basic features typically offered by traditional telephone service providers, plus a wide range of enhanced features that we believe offer an attractive value proposition to our customers. This platform enables a user, via a single “identity” or telephone number, to access and utilize services and features regardless of how the user is connected to the Internet or cloud, whether it’s from a desktop device, computer, or an application on a mobile device.

We generate recurring revenue from our cloud telecommunications and reselling broadband Internet services. Our cloud telecommunications contracts typically have a thirty-six to sixty month term. We generate product revenue and equipment financing revenue from the sale and lease of our cloud telecommunications equipment. Revenues from the sale of equipment, including those from sales-type leases, are recognized at the time of sale or at the inception of the lease, as appropriate.

Web Services – We generate recurring revenue from website hosting and other professional services.

Industry Background

Communications systems are critical to any business. In recent years, there have been significant changes in how people work and communicate with customers, co-workers and other third parties. Traditionally, business personnel worked primarily at a single office, during business hours, and utilized desk phones as their primary communications devices connected through a private branch exchange (“PBX”). With the proliferation of smartphones and tablets that offer much of the functionality of PCs, combined with the pervasiveness of inexpensive broadband Internet access, businesses are increasingly working around the clock across geographically dispersed locations, and their employees are using a broad array of communications devices and utilizing text, along with voice, fax, and video conferencing, for business communications.

These changes have created new challenges for business communications. Traditional on-premise systems are generally not designed for workforce mobility, “bring-your-own” communications device environments, or the use of multiple communication channels, including text and video conferencing. Today, businesses require flexible, location- and device-agnostic communications solutions that provide users with a single identity across multiple locations and devices.

Fundamental advances in cloud technologies have enabled a new generation of business software to be delivered as a service over the Internet. Today, mission-critical applications such as customer relationship management, human capital management, enterprise resource planning and information technology (“IT”), support are being delivered securely and reliably to businesses through cloud-based platforms. While on-premise systems typically require significant upfront and ongoing costs, as well as trained and dedicated IT personnel, cloud-based services enable cost-effective and easy delivery of business applications to users regardless of location or access device.

We believe that there is a significant opportunity to leverage the benefits of cloud computing to provide next-generation, cloud-based business communications solutions that address the new realities of workforce mobility, multi-device environments and multi-channel communications, thereby enabling people to communicate the way they do business.

Our Solutions and Technology

Our goal is to provide a broad range of cloud-based products and services that nearly eliminate the cost of a businesses’ technology infrastructure and enable businesses of any size to more efficiently run their business. By providing a variety of comprehensive and scalable solutions, we are able to cater to businesses of all sizes on a monthly subscription basis without the need for expensive capital investments, regardless of where their business is in its lifecycle. Our products and services can be categorized in the following offerings:

Cloud Telecommunications: Our cloud telecommunications service offering includes hardware, software, and unified communication solutions for businesses using IP or cloud technology over any high-speed Internet connection. These services are rendered through a variety of devices and user interfaces such as Crexendo branded desktop phones and/or mobile and desktop applications. Some examples of mobile devices are Android cell phones, iPhones, iPads or Android tablets. These services enable our customers to seamlessly communicate with others through phone calls that originate/terminate on our network or PSTN networks. Our cloud telecommunications services are powered by our proprietary implementation of standards based Web and VoIP cloud technologies. Our services use our highly scalable complex infrastructure that we build and manage based on industry standard best practices to achieve greater efficiencies, better quality of service (QoS) and customer satisfaction. Our infrastructure is comprised of compute, storage, network technologies, third-party party products and vendor relationships. We also develop end user portals for account management, license management, billing and customer support and adopt other cloud technologies through our partnerships.

Crexendo’s cloud telecommunication service offers a wide variety of essential and advanced features for businesses of all sizes. Many of these features included in the service offering are:

● Business Productivity Features such as dial-by extension and name, transfer, conference, call recording, Unlimited calling to anywhere in the United States and Canada, International calling, Toll free (Inbound and Outbound).
● Individual Productivity Features such as Caller ID, Call Waiting, Last Call Return, Call Recording, Music/Message-On-Hold, Voicemail, Unified Messaging, Hot-Desking.
● Group Productivity Features such as Call Park, Call Pickup, Interactive Voice Response (IVR), Individual and Universal Paging, Corporate Directory, Multi-Party Conferencing, Group Mailboxes, Web and mobile devices based collaboration applications.
● Call Center Features such as Automated Call Distribution (ACD), Call Monitor, Whisper and Barge, Automatic Call Recording, One way call recording, Analytics.
● Advanced Unified Communication Features such as Find-Me-Follow-Me, Sequential Ring and Simultaneous Ring, Voicemail transcription.
● Mobile Features such as extension dialing, transfer and conference and seamless hand-off from WiFi to/from 3G and 4G, LTE, as well as other data services. These features are also available on Crexendo Mobile Application (“CrexMo”), an intelligent mobile application for iPhones and Android smartphones, as well as iPads and Android tablets.
● Traditional PBX Features such as Busy Lamp Fields, System Hold. 16-48 Port density Analog Devices
● Expanded Desktop Device Selection such as Entry Level Phone, Executive Desktop, DECT Phone for roaming users.
● Advanced Faxing solution such as Cloud Fax (cFax) allowing customers to send and receive Faxes from their Email Clients, Mobile Phones and Desktops without having to use a Fax Machine simply by attaching a file.
● Web based online portal to administer, manage and provision the system.
● Asynchronous communication tools like SMS/MMS, chat and document sharing to keep in pace with emerging communication trends.

Many of these services are included in our basic offering to our customers for a monthly recurring fee and do not require a capital expense. Some of the advanced features such as Automatic Call Recording and Call Center Features require additional monthly fees. Crexendo continues to invest and develop its technology and CPaaS offerings to make them more competitive and profitable.

Our Cloud Telecommunications technology is continuously being enhanced with additional features and software functionality. Our current functionality includes:

● High-end desktop telephony devices such as Gigabit, PoE, 6 Line Color Phone with 10 programmable buttons and lower end Monochrome 2 Line wall mountable device.
● Basic Business Telephony Features such as those offered in a traditional PBX systems like extension dialing, Direct Inward Dialing (DID), Hold/Resume, Music-On-Hold, Call Transfer (Attended and Unattended), Conferencing, Local, Long Distance, Toll-Free and International Dialing, Voicemail, Auto-Attendant and traditional faxing.
● Advanced telephony features such as Call Park, Call Pickup, Paging (through the phones), Overhead paging, Call Recording.
● Call Center Functionality such as Agent Log In/Log Out, Whisper, Barge and Call center reporting;
● Unified Communications features like Simultaneous Ring, Sequential Ring, Status based Routing (Find-Me-Follow-Me), 10-party instant conference, and Mobile application (CrexMo).
● CrexMo, which allows users to place and receive extension calls using Crexendo’s network, transfer and conference other users right from their mobile device as if they were in the office. It also provided users instant access to visual voicemail and call logs.
● End User Portal and Unified Messaging with Voicemail, Call Recording and eFax inbox.
● Collaboration products like group chat, SMS/MMS, document sharing, video and web conferencing.

Website Services: Our website services segment allows businesses to host their websites in our data center for a recurring monthly fee. Our website software platform is feature rich and battle tested to provide an innovative website-building environment. We continue to maintain our Web platform to make it an available and reliable experience for our web customers and for their website visitors.

Recent Developments

The Company commenced trading on the Nasdaq Capital Market on July 8, 2020 using its current trading symbol of CXDO. Crexendo’s stock was previously listed on the OTCQX market, which is operated by the Over the Counter (“OTC”) Markets Group.

Risks Associated with Our Business

Investing in our common stock involves substantial risk. Our business is subject to numerous risks, as more fully described in “Risk Factors” in this prospectus. You should read these risks before you invest in our common stock. These risks include, but are not limited to, the following:

● Significant Losses. We have incurred significant losses in the past, and we may therefore not be able to achieve or sustain profitability in the future;
● Operating Results May Fluctuate. Our operating results for any given quarter or fiscal year should not be relied upon as an indication of future performance;
● COVID-19 Pandemic. The impact and uncertainty related to the COVID-19 pandemic could further negatively impact our business or the businesses of our suppliers and customers;
● Reliance on Third Parties. We rely on third parties for all of the network connectivity that is needed to deliver our services. We use purchased or leased hardware and licensed software from third parties and rely on third parties for some software development and network functions;
● Interruptions of Services. Interruptions in our services, whether caused by us or third parties, could harm our reputation, result in significant costs to us and impair our ability to sell our services;
● Security Risks. A security breach could delay or interrupt service to our customers, harm our reputation or subject us to significant liability; and
● Threats of Intellectual Property Infringement. Accusations of infringement of third-party intellectual property rights could materially and adversely affect our business.

Smaller Reporting Company Status

We are currently a “smaller reporting company,” meaning that as of the last business day of our most recent second fiscal quarter, we had a public float of less than $250 million or annual revenues of less than $100 million. As long as we are still considered a “smaller reporting company,” the disclosure we will be required to provide in our SEC filings will remain less than it would be if we were not considered a “smaller reporting company.” Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K; and have certain other decreased disclosure obligations in their SEC filings.

Corporate Information

Crexendo, Inc. was incorporated as a Nevada corporation under the name “Netgateway, Inc.” on April 13, 1995. In November 1999, we were reincorporated under the laws of Delaware. In July 2002, we changed our corporate name to “iMergent, Inc.” In May 2011, our stockholders approved an amendment to our Certificate of Incorporation to change our name from “iMergent, Inc.” to “Crexendo, Inc.” The name change was effective May 18, 2011. Our ticker symbol “IIG” on the New York Stock Exchange was changed to “EXE” on May 18, 2011. We changed the name to better reflect the scope and direction of our business activities of assisting and providing web-based technology solutions to any size business who are seeking to take advantage of the benefits of conducting business on the cloud. On January 13, 2015, the Company moved to the OTCQX Marketplace and our ticker symbol was changed to “CXDO.” In November 2016, we were reincorporated as a Nevada corporation. On July 8, 2020, the Company moved to the Nasdaq Capital Market using its current trading symbol “CXDO.”

Our principal executive offices are located at 1615 S. 52nd Street, Tempe, AZ 85281. The telephone number of our principal executive offices is (602) 714-8500, and our main corporate website is www.crexendo.com. Information contained on, or that can be accessed through, our website, is not part of this prospectus.

THE OFFERING

The following summary contains general information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common stock offered by us	1,750,000 shares

Common stock offered by the selling stockholders	1,750,000 shares (including 490,000 shares to be exercised and sold in the offering upon exercise of vested options).

Options exercised in connection with shares to be sold in the offering by the selling stockholders	490,000 options

Underwriters’ option to purchase additional shares
We have granted the underwriters a 30-day option to purchase up to an additional 525,000 shares of our common stock from us at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

Common stock to be outstanding immediately after this offering
17,340,264 shares (including 490,000 shares to be exercised and sold in the offering upon exercise of vested options) (or 17,865,264 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds
We estimate that the net proceeds to us from the sale of shares of our common stock in this offering will be approximately $12.6 million (or approximately $16.4 million if the underwriters exercise their option to purchase additional shares in full), based on an assumed public offering price of $7.90 per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on September 17, 2020, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares by the selling stockholders.

We currently intend to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital, sales and marketing activities, product development, general and administrative matters, and capital expenditures, although we do not currently have any specific plans with respect to use of proceeds for such purposes. We also may use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies, or to pay down a portion of our outstanding indebtedness. However, we do not have agreements, commitments, or plans for any specific acquisitions or debt repayments at this time. See the section of this prospectus titled “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	You should read the section of this prospectus titled “Risk Factors” for a discussion of certain of the factors to consider carefully before deciding to purchase any shares of our common stock.

Trading symbol on the Nasdaq Capital Market	“CXDO”

Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 15,100,264 shares of common stock outstanding as of June 30, 2020, plus 490,000 shares to be sold upon exercise of options in connection with this offering, and excludes, as of June 30, 2020:

● 2,596,184 shares of common stock issuable upon the exercise of stock options having a weighted-average exercise price of $2.72 per share under our 2013 Long-Term Incentive Plan (the “2013 Plan”) (which excludes 490,000 shares to be sold in this offering by certain selling stockholders upon exercise of options in connection with this offering);
● 129,256 unvested restricted stock units under our 2013 Plan; and
● 1,486,049 shares of our common stock reserved for future issuance under our 2013 Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2013 Plan.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of options outstanding as of June 30, 2020, other than the 490,000 shares to be sold upon exercise of options by certain selling stockholders in connection with this offering, and no exercise by the underwriters of their option to purchase up to 525,000  additional shares of our common stock from us in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations data presented below for the years ended December 31, 2018 and 2019 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. We have derived the summary consolidated statement of operations data for the six months ended June 30, 2019 and 2020 and the summary condensed consolidated balance sheet data as of June 30, 2020 from our unaudited interim consolidated financial statements for such periods incorporated by reference in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as our audited condensed consolidated financial statements and reflect all adjustments, consisting only of normal, recurring adjustments that are necessary for a fair presentation of the unaudited interim condensed consolidated information. The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future, and the results for the six months ended June 30, 2020 are not necessarily indicative of results to be expected for the full year ending December 31, 2020 or any other period.

Consolidated Statement of Operations Data	Year Ended December 31,		Six Months Ended June 30,
(in thousands, except per share amounts)	2018	2019	2019	2020
Service revenue	$10,461	$12,745	$6,155	$7,093
Product revenue	1,447	1,691	951	828
Total revenue	11,908	14,436	7,106	7,921

Operating expenses:
Cost of service revenue (1)	3,092	3,456	1,751	1,878
Cost of product revenue	727	895	492	483
Selling and marketing (1)	3,403	3,862	1,862	2,100
General and administrative (1)	4,091	4,235	2,011	2,234
Research and development (1)	801	853	409	514
Total operating expenses	12,114	13,301	6,525	7,209

Income/(loss) from operations	(206)	1,135	581	712

Other income/(expense):
Interest income	7	6	3	2
Interest expense	(12)	(12)	(8)	(31)
Other income/(expense), net	3	16	8	(29)
Total other income/(expense), net	(2)	10	3	(58)

Income/(loss) before income tax	(208)	1,145	584	654

Income tax provision	(15)	(6)	(7)	(6)

Net income/(loss)	$(223)	$1,139	$577	$648

Earnings/(loss) per common share:
Basic	$(0.02)	$0.08	$0.04	$0.04
Diluted	$(0.02)	$0.07	$0.04	$0.04

Weighted-average common shares outstanding:
Basic	14,332,092	14,570,286	14,428,694	14,964,138
Diluted	14,332,092	15,559,863	15,339,404	16,485,754

Other Financial Data:

(1) Share-based compensation expense is included in our results of operations as follows (in thousands):	Year Ended December 31,
	2018	2019
Share-based compensation expense by financial statement line item:
Cost of revenue	$136	$57
Research and development	71	46
Selling and marketing	69	72
General and administrative	162	224
Total cost related to share-based compensation expense	$438	$399

	Year Ended December 31,		Six Months Ended June 30,
(in thousands)	2018	2019	2019	2020
EBITDA (1)	$(114)	$1,229	$625	$852
Adjusted EBITDA (1)	324	1,628	811	1,093

 (1) See “Use of Non-GAAP Financial Measures” for a reconciliation of EBITDA and Adjusted EBITDA to net income/(loss) and for a discussion of how we define EBITDA and Adjusted EBITDA, why management believes these Non-GAAP financial measures provide useful information to investors, and the purposes for which management uses these Non-GAAP financial measures.

	As of June 30, 2020
	Actual	As Adjusted (1)
	(unaudited) (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,989	$ 17,569
Working capital	3,658	16,238
Total assets	11,626	24,206
Total debt	3,081	3,081
Total liabilities	5,852	5,852
Total stockholders' equity	5,774	18,354

(1) The as-adjusted balance sheet data reflects the receipt by us of the proceeds from the sale by us of shares of common stock in this offering, based on the assumed public offering price of $7.90 per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on September 17, 2020, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the sale of shares of common stock by the selling stockholders.

A $1.00 increase (decrease) in the assumed public offering price of $7.90 per share would increase (decrease) cash and cash equivalents, total stockholders’ equity, and total capitalization by $1,627,500, assuming that the number of shares offered by us and the selling stockholders, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Each 1,000,000 increase of shares in the number of shares offered by us and the selling stockholders, assuming that the assumed public offering price remains the same, would increase cash, total stockholders’ equity, and total capitalization by $7,347,000. Similar, each 1,000,000 decrease of shares in the number of shares offered by us and the selling stockholders, assuming the assumed public offering price remains the same, would decrease cash and cash equivalents, total stockholders’ equity, and total capitalization by $7,347,000.

Use of Non-GAAP Financial Measures

To evaluate our business, we consider non-generally accepted accounting principles (“Non-GAAP”) EBITDA and Adjusted EBITDA as supplemental measures of operating performance. These measures include the same adjustments that management takes into account when it reviews and assesses operating performance on a period-to-period basis. We define EBITDA as U.S. GAAP net income/loss before interest income, interest expense, other income and expense, provision for income taxes, and depreciation and amortization. We believe EBITDA provides a useful metric to investors to compare us with other companies within our industry and across industries. We define Adjusted EBITDA as EBITDA adjusted for share-based compensation. We use Adjusted EBITDA as a supplemental measure to review and assess operating performance. We also believe use of Adjusted EBITDA facilitates investors’ use of operating performance comparisons from period to period, as well as across companies.

The terms EBITDA and Adjusted EBITDA are not defined under U.S. GAAP, and are not measures of operating income, operating performance or liquidity presented in analytical tools, and when assessing our operating performance, EBITDA and Adjusted EBITDA should not be considered in isolation, or as a substitute for net income/(loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Some of these limitations include, but are not limited to:

● EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
● they do not reflect changes in, or cash requirements for, our working capital needs;
● they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt that we may incur;
● they do not reflect income taxes or the cash requirements for any tax payments;
● although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will be replaced sometime in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;
● while share-based compensation is a component of operating expense, the impact on our financial statements compared to other companies can vary significantly due to such factors as the assumed life of the options and the assumed volatility of our common stock; and
● other companies may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Adjusted EBITDA only as supplemental support for management’s analysis of business performance. EBITDA and Adjusted EBITDA are calculated as follows for the periods presented.

Reconciliation of U.S. GAAP Net Income/(Loss) to EBITDA and Adjusted EBITDA

	Year Ended December 31,		Six Months Ended June 30,
(in thousands)	2018	2019	2019	2020
U.S. GAAP net income/(loss)	$(223)	$1,139	$577	$648
Depreciation and amortization	92	94	44	140
Interest expense	12	12	8	31
Interest and other expense/(income)	(10)	(22)	(11)	27
Income tax provision	15	6	7	6
EBITDA	(114)	1,229	625	852
Share-based compensation	438	399	186	241
Adjusted EBITDA	$324	$1,628	$811	$1,093

RISK FACTORS

Investing in our common stock involves a high degree of risk. The following are certain risk factors that could affect our business, financial condition, and results of operations. You should carefully consider the risks and uncertainties described below and under “Risk Factors” in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information contained in this prospectus or incorporated by reference into this prospectus, including our audited consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus, before investing in our common stock. We cannot assure you that any of the events discussed in the risk factors below will not occur. If any of the following risks are realized, in whole or in part, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that event, the trading price of shares of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operation.

Risks Related to Our Business and Our Industry

The COVID-19 pandemic has had some adverse effect on our business and may continue to have increased adverse effects our business, results of operations, and financial condition.

The effects of the global spread of the disease caused by the COVID-19 pandemic on our business are evolving and difficult to predict. To date, the COVID-19 pandemic has significantly and negatively impacted the global economy and it is unclear how long the pandemic will continue to do so. To combat the spread of COVID-19, the United States and other foreign countries have imposed measures such as quarantines and “shelter-in-place” orders that are restricting business operations and travel and requiring individuals to Work from Home (“WFH”), which has impacted all aspects of our business as well as those of the third-parties we rely upon for our manufacturing, shipping and other operations. To date the COVID-19 outbreak has not had a material adverse impact on our operations. However, the continuation of WFH and other restrictions for an extended period of time may negatively impact our productivity, product development, operations, sales and support, business and financial results. Among other things, the continuation of the COVID-19 pandemic may result in:

● a decrease in demand and/or prices for our products and services;
● a prolonged economic recession or depression that could significantly reduce demand and/or prices for our products and services;
● reduced productivity in our product development, operations, marketing, sales and other activities;
● disruptions to our supply chain;
● increased costs resulting from our efforts to mitigate the impact of the COVID-19 pandemic;
● reduced access to financing to fund our operations due to a deterioration of credit and financial markets; or
● higher rate of losses on our accounts receivables due to credit defaults.

The COVID-19 pandemic has also caused significant uncertainty and volatility in global and domestic financial markets and the trading prices for the common stock of technology companies, including us. Due to such volatility, we may not be able to raise additional capital, if needed, on favorable terms, or at all. Further adverse economic events resulting from the COVID-19 pandemic, including a sustained economic downturn, could materially and adversely affect our business, access to capital markets and the value of our common stock.

In addition, given the inherent uncertainty surrounding COVID-19 due to rapidly changing governmental directives, public health challenges and economic disruption and the duration of the foregoing, the potential impact that the COVID-19 pandemic could have on the other risk factors described in this “Risk Factors” section remain unclear and evolving.

We believe we have experienced some and may continue to experience greater delay and disruption in the demand for, our products and services. In addition, we believe the production capabilities of our suppliers have been, and may continue to be, impacted as a result of quarantines, closures of production facilities, lack of supplies, or delays caused by restrictions on travel or WFH orders. The continued disruption in the manufacture, shipment and sales of telephones and ancillary equipment may negatively and materially impact our operating and financial operating results, including revenue, gross margins, operating margins, cash flows and other operating results. The resumption of normal business operations after such disruptions may be delayed and a resurgence of COVID-19 on a large scale could occur resulting in continued disruption to us, our suppliers and/or our customers. As a result, the effects of the COVID-19 pandemic could have a material adverse impact on our business, results of operations and financial condition for the remainder of 2020 and beyond.

Implications of tax provisions in the CARES Act are uncertain and we are evaluating their impact.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law, featuring significant tax provisions and other measures to assist individuals and businesses impacted by the economic effects of the COVID-19 pandemic. The CARES Act increased the Section 163(j) interest expense limitation from 30% to 50% of adjusted taxable income, provided for the payment deferral of certain Social Security taxes, made a technical correction allowing Qualified Improvement Property to be treated as 15-year property, and included numerous other provisions. The Company is currently evaluating the impact of the CARES Act.

There is no guarantee that the loan proceeds received by the Company under the Paycheck Protection Program will be forgiven, which may adversely impact our loan covenants.

On April 21, 2020, we received a loan from Infinity Bank in the aggregate principal amount of $1,000,626.00 pursuant to the Paycheck Protection Program (“PPP”). The PPP was established under the CARES Act and is administered by the U.S. Small Business Administration (the “SBA”). The PPP loan application required the Company to certify that there was economic uncertainty surrounding the Company and that, as such, the PPP loan was necessary to support our ongoing operations. The Company made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital, and believed that the Company satisfied all eligibility criteria for the PPP loan, and that our receipt of the PPP loan proceeds was consistent with the broad objectives of the PPP of the CARES Act. In early May, the SBA provided guidance with respect to these certifications providing a safe harbor under which companies such as Crexendo with PPP loans of less than $2 million will be deemed to have made these certifications in good faith. While the Company continued to believe that it qualified for a loan under the PPP and our use of the PPP loan will meet the conditions for forgiveness, no assurance can be made that we will not take actions that could cause the Company to be ineligible for forgiveness of the PPP loan, in whole or in part. In addition, the Company’s receipt of the PPP loan may result in adverse publicity and damage to our reputation, and a review or audit by the SBA or other government entity or claims under the False Claims Act could consume significant financial and management resources.

A continued downturn in the worldwide or domestic economy may harm our business.

The COVID-19 pandemic has caused a downturn in the worldwide and domestic economy. As the pandemic and the economic downturn prolongs, this may continue to reduce demand for our products or our customers’ products, which could result in significant decreases in sales and margins for our products. In addition, the deterioration in credit markets could limit our ability to obtain external financing to fund our operations and capital expenditures. We may experience losses on our holdings of cash and investments due to failures of financial institutions and other parties. Adverse economic conditions may also result in a higher rate of losses on our accounts receivables due to credit defaults. As a result, a continued downturn in the worldwide or domestic economy could have a material adverse effect on our business, results of operations, or financial condition.

Our quarterly and annual results of operations have fluctuated in the past and may continue to do so in the future. As a result, we may fail to meet or to exceed the expectations of research analysts or investors, which could cause our stock price to fluctuate and impair our ability to raise capital.

Our quarterly and annual results of operations have varied historically from period to period, and we expect that they will continue to fluctuate due to a variety of factors, some of which are outside of our control, including:

● our ability to retain existing customers and resellers, expand our existing customers’ user base, and attract new customers;
● our ability to introduce new solutions;
● the actions of our competitors, including pricing changes or the introduction of new solutions;
● our ability to effectively manage our growth;
● our ability to successfully penetrate the market for larger businesses;
● the mix of annual and multi-year subscriptions at any given time;
● the timing, cost, and effectiveness of our advertising and marketing efforts;
● the timing, operating cost, and capital expenditures related to the operation, maintenance and expansion of our business;
● service outages or information security breaches and any related impact on our reputation;
● our ability to accurately forecast revenues and appropriately plan our expenses;
● our ability to realize our deferred tax assets;
● costs associated with defending and resolving intellectual property infringement and other claims;
● changes in tax laws, regulations, or accounting rules;
● the timing and cost of developing or acquiring technologies, services or businesses, and our ability to successfully manage any such acquisitions;
● adverse weather conditions;
● the impact of worldwide economic, political, industry, and market conditions; and,
● our ability to maintain compliance with all regulatory requirements.

Any one of the factors above, or the cumulative effect of some or all of the factors referred to above, may result in significant fluctuations in our quarterly and annual results of operations. This variability and unpredictability could result in our failure to meet the expectations of research analysts or investors for any period, which could cause our stock price to decline. We sustained operating losses in prior years and cannot guarantee ongoing profitability. In addition, a significant percentage of our operating expenses is fixed in nature and is based on forecasted revenues trends. Accordingly, in the event of revenue shortfalls, we may not be able to mitigate the negative impact on net income/(loss) and margins in the short term. If we fail to meet or exceed the expectations of research analysts or investors, the market price of our shares could fall substantially, and we could face costly lawsuits, including securities class-action suits. This may also impair our ability to raise capital, should we seek to do so.

We expect to undertake acquisitions, mergers or change to our capital structure to expand our business, which may pose risks to our business and dilute the ownership of our existing stockholders.

As part of a potential growth strategy, we may attempt to acquire or merge with certain businesses. Whether we realize benefits from any such transactions will depend in part upon the integration of the acquired businesses, the performance of the acquired products, services and capacities of the technologies acquired, as well as the personnel hired in connection therewith. Accordingly, our results of operations could be adversely affected from transaction-related charges, amortization of intangible assets, and charges for impairment of long-term assets. While we believe that we have established appropriate and adequate procedures and processes to mitigate these risks, there can be no assurance that any potential transaction will be successful.

In addition, the financing of any acquisition may require us to raise additional funds through public or private sources. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders. Future acquisitions by us could also result in large and immediate write-offs or assumptions of debt and contingent liabilities, any of which may have a material adverse effect on our consolidated financial position, results of operations, and cash flows.

Our strategy to expand through acquisitions or investments in, other companies, may divert our management’s attention, increase expenses, disrupt our operations and harm our results of operations.

Our business strategy may, from time to time, include acquiring or investing in complementary services, technologies or businesses. We cannot assure you that we will successfully identify suitable acquisition candidates, integrate or manage disparate technologies, lines of business, personnel and corporate cultures, realize our business strategy or the expected return on our investment, or manage a geographically dispersed company. Our inability to successfully operate and integrate newly acquired businesses appropriately, effectively, and in a timely manner could impair our ability to take advantage of future growth opportunities and other advances in technology, as well as on our revenues, gross margins and expenses. Any such acquisition or investment could materially and adversely affect our results of operations. Acquisitions and other strategic investments involve significant risks and uncertainties, including: the potential failure to achieve the expected benefits of the combination or acquisition; unanticipated costs and liabilities; difficulties in integrating new products and services; software, businesses; operations and technology infrastructure in an efficient and effective manner; difficulties in maintaining customer relations; the potential loss of key employees of the acquired businesses; the diversion of the attention of our senior management from the operation of our daily business; the potential adverse effect on our cash position to the extent that we use cash for the purchase price; the potential significant increase of our interest expense, leverage, and debt service requirements if we incur additional debt to pay for an acquisition; the potential to incur large and immediate write-offs and restructuring and other related expenses; and the inability to maintain uniform standards, controls, policies and procedures.

Further, any acquisition may affect our ability to adequately maintain our internal control over financial reporting. If our internal control over financial reporting is not effective, it may adversely affect investor confidence in the Company.

Our ability to use our net operating loss carry-forwards may be reduced in the event of an ownership change and could adversely affect our financial results.

As of December 31, 2019, we had net operating loss (“NOL”) carry-forwards of approximately $18,520,000. Section 382 of the Internal Revenue Code, as amended (the “Code”) imposes limitations on a corporation’s ability to utilize its NOL carry-forwards. In general terms, an ownership change results from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50% over a three-year period. Any limited amounts may be carried over into later years, and the amount of the limitation may, under certain circumstances, be increased by the “recognized built-in gains” that occur during the five-year period after the ownership change (the recognition period). Future changes in ownership of more than 50% may also limit the use of these remaining NOL carry-forwards. Our earnings, if any, and cash resources would be materially and adversely affected if we cannot receive the full benefit of the remaining NOL carry-forwards. An ownership change could occur as a result of circumstances that are not within our control.

The telecommunications industry is highly competitive. We face intense competition from traditional telephone companies, wireless companies, cable companies and alternative voice communication providers and other VoIP companies.

Our Cloud telecommunications services compete with other voice over internet protocol (“VoIP”) providers. In addition, we also compete with traditional telephone service providers which provide telephone service based on the public switched telephone network (“PSTN”). Our VoIP offering is not fully compatible with such customers. Some of these traditional providers have also added VoIP services. There is also competition from cable providers, which have added VoIP service offerings in bundled packages to their existing cable customers. The telecommunications industry is highly competitive. We face intense competition from traditional telephone companies, wireless companies, cable companies, and alternative voice communication providers.

Most traditional wire line and wireless telephone service providers, cable companies, and some VoIP providers are substantially larger and better capitalized than we are and have the advantage of a large existing customer base. Because most of our target customers are already purchasing communications services from one or more of these providers, our success is dependent upon our ability to attract target customers away from their existing providers.

The markets for our products and services are continuing to evolve and are increasingly competitive. Demand and market acceptance for recently introduced and proposed new products and services and sales of such products and services are subject to a high level of uncertainty and risk. Our business may suffer if the market develops in an unexpected manner, develops more slowly than in the past or becomes saturated with competitors, if any new products and services do not sustain market acceptance. A number of very large, well-capitalized, high profile companies serve the e-commerce, VoIP and Cloud technology markets. If any of these companies entered our markets in a focused and concentrated fashion, we could lose customers, particularly more sophisticated and financially stable customers.

Our VoIP or cloud telecommunications service competes against established well financed alternative voice communication providers (such as 8x8 and Ring Central), who may provide comparable services at comparable or lower pricing.

Pricing in the telecommunications industry is very fluid and competitive. Price is often a substantial motivation factor in a customer’s decision to switch to our telephony products and services. Our competitors may reduce their rates, which may require us to reduce our rates, which would affect our margins and revenues, or otherwise make our pricing non-competitive. We may be at a disadvantage compared with those competitors who have substantially greater resources than us or may otherwise be better positioned to withstand an extended period of downward pricing pressure.

Many of our current and potential competitors have longer operating histories, significantly greater resources and brand awareness, and a larger base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. Our competitors may also offer bundled service arrangements that present a more differentiated or better integrated product to customers. Announcements, or expectations, as to the introduction of new products and technologies by our competitors or us could cause customers to defer purchases of our existing products, which also could have a material adverse effect on our business, financial condition or operating results.

We face risks in our strategy of designing and developing our own desktop telephones (“desktop devices”).

We continue to primarily sell Crexendo ® branded desktop devices, although, the Company also supports third party devices manufactured by Yealink, Cisco, and Polycom. Our desktop devices are being manufactured by third party vendors in China. The current economic challenges in China and global economic ramifications of Chinese economic difficulties, the U.S. trade war with China, including trade protection measures such as tariffs, and the effects of any new wave of COVID-19 infections or another pandemic may cause potential supply-chain disruptions in obtaining our desktop devices. This may increase pricing, slow delivery times or may force us to find another third party manufacturer of our branded desktop devices.

The Crexendo branded desktop devices include firmware specifically designed for our cloud telecommunications services and are not currently intended to work with other competitors’ or vendors’ services. If the desktop devices are successfully manufactured, there is no assurance of the acceptance of them by customers. Successful roll out is not guaranteed and is contingent on various factors including but not limited to: meeting certain industry standards, the availability of our vendors to meet agreed terms, supply from vendors being sufficient to meet demand, industry acceptance of the desktop devices, desktop devices meeting the needs of our customers, competitive pricing of the desktop devices, feature set of the desktop devices being up to competitive standards, regulatory approval as required of the desktop devices and competitor claims relating to the desktop devices. Our failure to be able to fully implement the sale of the Crexendo desktop devices or the inability to have desktop devices manufactured to meet our supply needs may cause us damage as well as require us to have to purchase desktop devices from other suppliers at a higher price which could affect sales and margins.

Errors in our technology or technological issues outside our control could cause delays or interruptions to our customers.

Our services (including cloud telecommunications and e-commerce) may be disrupted by problems with our technology and systems such as malfunctions in our software or facilities. In addition, there may be service interruptions for reasons outside our control. Our customers and potential customers subscribing to our services have experienced interruptions in the past and may experience interruptions in the future as a result of these types of problems. Interruptions could cause us to lose customers and offer customer credits, which could adversely affect our revenue and profitability. Network and telecommunication interruptions may also impair our ability to sign-up new customers. In addition, since our systems and our customers’ ability to use our services are Internet-dependent, our services may be subject to “cyber-attacks” from the Internet, which could have a significant impact on our systems and services.

If we do not successfully expand our physical infrastructure and build diverse geo redundant locations, which require large investments, we may be unable to substantially increase our sales and retain customers.

Our ability to provide cloud telecommunications services is dependent upon on our physical and cloud-based infrastructure. While most of our physical equipment required for providing these services is redundant in nature and offers high availability, certain types of failures or malfunctioning of critical hardware/software equipment, including but not limited to fire, water or other physical damage may impact our ability to deliver continuous service to our customers. Act of God or terrorism or vandalism or gross negligence of person(s) currently or formerly associated with the Company may result in loss of revenue, profitability and failure to retain and acquire new customers.

Our ability to recover from disasters, if and when they occur, is paramount to offering continued service to our existing customers. We maintain a fully redundant physical infrastructure in our data center in Tempe, Arizona for disaster recovery. This system does not guarantee continued reliability if a catastrophic event occurs. Despite implementation of network security measures, our servers may be vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems including, but not limited to, denial of service attacks. In addition, if there is a breach or alleged breach of security or privacy involving our services including but not limited to data loss, or if any third party undertakes illegal or harmful actions using our communications or e-commerce services, our business and reputation could suffer substantial adverse publicity and impairment. We have experienced interruptions in service in the past. While we do not believe that we have lost customers as a consequence, the harm to our reputation is difficult to assess. We have taken and continue to take steps to improve our infrastructure to prevent service interruptions.

In addition to our physical infrastructure, we have a cloud infrastructure deployment with Amazon Web Services which is intended to provide continuous service to our customers in the event of a disaster or failure of our physical infrastructure. If we fail to properly maintain our infrastructure or our third-party service providers fail to maintain these facilities properly, or fail to respond quickly to problems, our customers may experience service interruptions. The failure to properly maintain services may result in negative consequences to us including but not limited to: (i) cause a loss of customers, (ii) adversely affect our reputation, (iii) cause negative publicity, (iv) negatively impact our ability to acquire customers, (v) negatively impact our revenue and profitability, (vi) potential law suits for not reaching E-911 services, and (vii) potential law suits for loss of business and loss of reputation.

Failure in our data center or services could lead to significant costs and disruptions.

All data centers, including ours, are subject to various points of failure. Problems with cooling equipment, generators, uninterruptible power supply, routers, switches, or other equipment, whether or not within our control, could result in service interruptions for our customers as well as equipment damage. Any failure or downtime could affect a significant percentage of our customers. The total destruction or severe impairment of our data center facilities could result in significant downtime of our services and the loss of customer data.

We depend on our senior management and other key personnel, and a loss of these individuals could adversely impact our ability to execute our business plan and grow our business.

We depend on the continued services of our key personnel, including our officers and certain engineers. Each of these individuals has acquired specialized knowledge and skills with respect to our operations. The loss of one or more of these key personnel could negatively impact our performance. In addition, we expect to hire additional personnel as we continue to execute our strategic plan, particularly if we are successful in expanding our operations. Competition for the limited number of qualified personnel in our industry is intense. At times, we have experienced difficulties in hiring personnel with the necessary training or experience.

Changes in our business model and sales strategies may continue to adversely impact our website hosting revenue.

When the Company shifted away from a seminar sales model in 2011, our web services revenue was adversely impacted and has continued to decrease. Our website hosting revenue has continued to decline since we no longer sell our website development software through a seminar sales model. The Company is not actively marketing its website development software or website hosting services. Our web services segment revenue was approximately 3% of our total revenue in the fiscal quarter ended June 30, 2020 and may continue to decline over time as more competitors enter the website building and hosting industry.

We have targeted sales to mid-market and larger enterprise customers. Not properly managing these customers could negatively affect our business, margins, cash flow and operations.

Selling to larger enterprise customers contains inherent risks and uncertainties. Our sales cycle has become more time-consuming and expensive. The delays associated with closing and installing larger customers may impact results on a quarter to quarter basis. There may be additional pricing pressure in this market which may affect margins and profitability. Revenue recognition may be delayed for some complex transactions, all of which could harm our business and operating results. The loss of a large customer may have a material negative impact on quarterly or annual results.

Multi-location users require additional and expensive customer service which may require additional expense and impact margins on enterprise sales. Enterprise customers may demand more features, integration services and customization which require additional engineering and operational time which could impact margins on an enterprise sale. Multi-location enterprise customer sales may have different requirement in different locations which may be difficult to fulfill or satisfy various interests which could result in cancellations.

Enterprise customers might demand we provide service locations internationally where we may encounter technical, logistical, infrastructure and regulatory limitations on our ability to implement or deliver our services. Our inability to provide service in certain international locations may result in a cancellation of the entire contract. Further with larger enterprise customer sales, the risk of customers transporting desktop devices internationally without our knowledge may increase.

We have a limited history of selling our services to larger businesses and may experience challenges in configuring and providing ongoing support for the solutions we sell to large customers. Larger customers’ networks are often more complex than those of smaller customers, and the configuration of our services for these customers usually requires customer assistance. There is no guarantee that the customer will make available to us the necessary personnel and other resources for a successful configuration of services. Lack of assistance from the customers or lack of local resources may prevent us from properly configuring our services for the customers, which can in turn adversely impact the quality of services that we deliver over our customers’ networks, and/or may result in delays in the implementation of our services and impact the quality and ability to continue to provide the services. This could also create a public perception that we are unable to deliver high quality of service to our customers, which could harm our reputation. In addition to the foregoing, larger customers tend to require higher levels of customer service and individual attention, which may increase our costs for implementing and delivering services.

Sales to small and medium-sized businesses face risks as they may have fewer financial resources to weather an economic downturn.

A substantial percentage of our revenues come from small and medium-sized businesses. These customers may be more adversely affected by economic downturns than larger, more established businesses. The majority of our customers pay for our subscriptions with credit and debit cards. Weakness in certain segments of the credit markets and in the U.S. and global economies may result in increased numbers of rejected credit and debit card payments, which could negatively affect our business. If small and medium-sized businesses experience financial hardship as a result of a weak economy, industry consolidation, or any other reason, the overall demand for our subscriptions could be materially and adversely affected.

We must acquire new customers on an ongoing basis to maintain and increase our customers and revenues while the significant costs to acquire new customers may reduce our profitability.

We will have to acquire new customers in order to increase revenues. We incur significant costs to acquire new customers, and those costs are an important factor in determining our profitability. Therefore, if we are unsuccessful in retaining customers or are required to spend significant amounts to acquire new customers beyond those budgeted, our revenue could decrease, which could prevent us from reaching profitability and have our net loss increase. Marketing expenditures are an ongoing requirement and will become a larger ongoing requirement of our business as we strive for acquiring new customers.

If we do not successfully expand our sales, including our partner channel program and direct sales, we may be unable to increase our sales and that may affect our stock price.

We sell our products primarily through direct sales and our partner channel, and we must substantially expand the number of partners and producing direct sales personnel to increase organic revenue substantially. If we are unable to expand our partner channel network and hire and retain qualified sales personnel, our ability to increase our organic revenue and grow our business could be compromised. The challenge of attracting, training, and retaining qualified candidates, may make it difficult to grow revenue. Our direct sales are driven largely by inside sales who sell our services and products to customers. Our future growth depends on our ability to develop and maintain a successful direct sales organization that identifies and closes a significant portion of sales. If we or the agents fail to do so, we may be unable to meet our revenue growth targets. Our partner sales are generated through indirect channel sales. These channels consist of master agents’ independent agents (including master agents), value-added resellers, and service providers. We contract directly with the end customer. We may or may not have active involvement in the sale or may use these channel partners to identify, qualify and manage prospects throughout the sales cycle. These channels may generate an increasing portion of our revenue in the future. Our continued success requires continuing to develop and maintain successful relationships with these partners. If we fail to properly select and manage our partners, or they are not successful in their sales efforts, we may be unable to meet our revenue growth targets.

Our churn rate may increase in future periods due to customer cancellations or other factors, which may adversely impact our revenue or require us to spend more money to grow our customer base.

Our customers generally have initial service periods of between three and five years and may discontinue their subscriptions for our services after the expiration of their initial subscription period. In addition, our customers may renew for lower subscription amounts or for shorter contract lengths. We may not accurately predict cancellation rates for our customers. Our cancellation rates may increase or fluctuate because of a number of factors, including customer usage, pricing changes, number of applications used by our customers, customer satisfaction with our service, the acquisition of our customers by other companies and deteriorating general economic conditions. If our customers do not renew their subscriptions for our service or decrease the amount they spend with us, our revenue will decline, and our business will suffer.

Our rate of customer cancellations may increase in future periods due to many factors, some of which are beyond our control, such as the financial condition of our customers or the state of credit markets, especially given the continued COVID-19 pandemic and its impact on the economy. In addition, a single, protracted service outage or a series of service disruptions, whether due to our services or those of our bandwidth carriers, may result in a sharp increase in customer cancellations.

We may not be able to scale our business efficiently or quickly enough to meet our customers’ growing needs, in which case our operating results could be harmed.

As usage of our cloud telecommunications services by mid-market and larger distributed enterprises expands and as customers continue to integrate our services across their enterprises, we are required to devote additional resources to improving our application architecture, integrating our products and applications across our technology platform as well as expanding integration and performance. We will need to appropriately scale our internal business systems and our services organization, including customer support and services and regulatory compliance, to serve a growing customer base. Any failure of or delay in these efforts could impair our systems’ performance and reduce customer satisfaction, which could result in decreased sales to new customers and lower renewal rates by existing customers and eventually hurt our revenue growth and our reputation. We cannot guarantee that the expansion and improvements to our infrastructure and systems will be fully or effectively implemented on a timely basis, if at all, which failure may reduce revenue and our margins and adversely impact our financial results.

Our success depends in part upon our ability to provide customer service that effectively supports the needs of our customers.

Providing customer services effectively requires that our customer support personnel have industry-specific technical knowledge and expertise. It may be difficult and costly for us to hire qualified personnel, particularly in the strong labor market in Phoenix, Arizona where we are headquartered. Our support personnel require extensive training on our products and services, which may make it difficult to scale up our support operations rapidly or effectively. The importance of high-quality customer support will increase as we expand our business and pursue new customers. If we do not help our customers quickly resolve post-implementation issues and provide effective ongoing support, our ability to sell additional features and services to existing customers will suffer and our reputation may be harmed.

Our success depends in part upon the capacity, reliability, and performance of our several third party providers and their network infrastructure, the failure of which could cause delays or interruptions of our service and impact our revenue and profitability.

We depend on several third-party providers to provide uninterrupted and error-free service to maintain our operations. We do not have control over these providers, and some of these providers may be our competitors. We may be subject to interruptions or delays in their service and our reputation and business may be harmed. The failure of any of these third party service providers to properly maintain services may result in negative consequences to us including but not limited to: (i) cause a loss of customers, (ii) adversely affect our reputation, (iii) cause negative publicity, (iv) negatively impact our ability to acquire customers, (v) negatively impact our revenue and profitability, (vi) potential law suits for not reaching E-911 services, and (vii) potential law suits for loss of business and loss of reputation. These third-party providers include:

● Internet Bandwidth Providers. We may be subject to interruptions or delays in network service. If we fail to maintain reliable bandwidth or performance that could significantly reduce customer demand for our services and damage our business. Our cloud telecommunications service (and to a lesser extent our e-commerce services) requires our customers to have an operative broadband Internet connection and an electrical power supply, which are provided by the customer’s Internet service provider and electric utility company and not by us. The quality of some broadband Internet connections may be too poor for customers to use our services properly. In addition, if there is any interruption to a customer’s broadband Internet service or electrical power supply, that customer will be unable to make or receive calls, including emergency calls (our E-911 service), using our service. In addition, internet backbone providers may be able to block, degrade or charge for access to, or the bandwidth use of certain of our products and services which could have a negative effect on our services and could lead to additional expenses and the loss of users. Our products and services depend on the ability of our users to access the Internet, and many of our services require significant bandwidth to work effectively. Further, customers who access our mobile application Crexmo© (or future application) through their smartphones must have a high-speed connection, to use our services. This access is provided by companies that have significant and increasing market power in the broadband and Internet access marketplace some of these providers offer products and services that directly compete with our own offerings, which give them a significant competitive advantage.
● Tier 1 and non-Tier 1 Telecom suppliers for Telecom Origination and Termination Services. We depend on these companies to provide service telecom services, sourcing of Direct Inward Dialing (DID), porting of numbers and delivering telephone calls from and to endpoints and devices on our network. If we fail to maintain reliable connectivity or performance with our upstream carriers it could then significantly reduce customer demand for our services and damage our business.
● A portion of our customer service responses, delivery of calls to and from PSTN and other public telephone VoIP/Wireless service providers and provision of aspects of our E-911 service. We offer our cloud telecommunications customers support 24 hours a day, seven days a week. We may rely on third parties (sometimes outside of the U.S) to respond to customer inquiries. These third-party providers generally represent us without identifying themselves as independent parties. The ability of third-party providers to provide these representatives may be disrupted due to issues outside our control. We also maintain an agreement with an E-911 provider to assist us in routing emergency calls directly to an emergency service dispatcher at the public-safety answering point (“PSAP”) in the area of the customer’s registered location and terminating E-911 calls. We also contract with a provider for the national call center that operates 24 hours a day, seven days a week to receive certain emergency calls and with several companies that maintain PSAP databases for the purpose of deploying and operating E-911 services. The dispatcher will have automatic access to the customer's telephone number and registered location information. If a customer moves their Crexendo service to a new location, the customer's registered location information must be updated and verified by the customer. Until that takes place, the customer will have to verbally advise the emergency dispatcher of his or her actual location at the time of an emergency 9-1-1 call. This can lead to delays in the delivery of emergency services. Interruptions in service from these vendors could also cause failures in our customers’ access to E-911 services and expose us to liability.
● Initiation of local number portability for our customers. We also have agreements with companies that initiate our local number portability, which allow new customers to retain their existing telephone numbers when subscribing to our services. We will need to work with these companies to properly port numbers. The failure to port numbers may subject us to loss of customers or regulatory review.
● Outside contractors and third-party agents for fulfillment of certain items and critical manufacturing services. We outsource the manufacturing of certain products we sell and provide. We submit purchase orders to agents or the companies that manufacture the products. We describe, among other things, the type and quantities of products or components to be supplied or manufactured and the delivery date and other terms applicable to the products or components. Our suppliers or manufacturers potentially may not accept any purchase order that we submit. Our reliance on outside parties involves a number of potential risks, including: (i) the absence of adequate capacity, (ii) the unavailability of, or interruptions in access to, production or manufacturing processes, (iii) reduced control over delivery schedules, (iv) errors in the product, and (v) claims of third party intellectual infringement or defective merchandise. If delays, problems or defects were to occur, it could adversely affect our business, cause claims for damages to be filed against us, and negatively impact our consolidated operations and cash flows.

We depend upon industry standard protocols, best practices, solutions, third-party software, technology, and tools, including but not limited to Open Source software.

We rely on non-proprietary third-party licensing and software, some of which may be Open Source and protected under various licensing agreements. We may be subject to additional royalties, license or trademark infringement costs or other unknown costs when one or more of these third-party technologies are affected or need to be replaced due to end-of-support or end-of-sale of such third parties.

Changes to rates by our suppliers and increasing regulatory charges or tariffs may require us to raise prices, which could impact results.

Our upstream carriers, suppliers and vendors may increase their rates thus directly impacting our cost of sales, which would affect our margins. Interconnected VoIP traffic may be subject to increased charges. Should this occur, the rates paid to our underlying carriers may increase which could reduce our profitability. Future changes in tariffs by regulatory agencies or application of tariff requirements to currently untariffed products or services could affect the price and sales of our products for certain classes of customers. Changes in our underlying costs of sales may increase rates we charge our customers which could make us less competitive and impact our sales and retention of existing customers.

Changes in laws and regulations and the interpretation and enforcement of such laws and regulations could adversely impact our financial results or ability to conduct business.

We are subject to a variety of federal and state laws and regulations as well as oversight from a variety of governmental agencies and public service commissions. The laws governing our business may change in ways that harm our business. Federal or state governmental agencies administering and enforcing such laws may also choose to interpret and apply them in ways that harm our business. These interpretations are also subject to change. Regulatory action could materially impair or force us to change our business model and may adversely affect our revenue, increase our compliance costs, and reduce our profitability. In addition, governmental agencies such as the SEC, Internal Revenue Service (“IRS”), Federal Trade Commission (“FTC”), Federal Communication Commission (“FCC”) and state taxing authorities may conclude that we have violated federal laws, state laws or other rules and regulations, and we could be subject to fines, penalties or other actions that could adversely impact our financial results or our ability to conduct business.

Our telecommunications services are required to comply with industry standards, FCC regulations, privacy laws as well as certain state and local jurisdiction specific regulations. Failure to comply with existing laws and any new laws that may become applicable to us may subject us to penalties, increase our operation costs, and may also require us to modify existing products and/or service.

The acceptance of telecommunications services is dependent upon our meeting certain industry standards. We are required to comply with certain rules and regulations of the FCC regarding safety standards. Standards are continuously being modified and replaced. As standards evolve, we may be required to modify our existing products or develop and support new versions of our products. We must comply with certain federal, state, and local requirements regarding how we interact with our customers, including marketing practices, consumer protection, privacy, and billing issues, the provision of 9-1-1 emergency service and the quality of service we provide to our customers. The failure of our products and services to comply, or delays in compliance, with various existing and evolving standards could delay future offerings and impact our sales, margins, and profitability. Changes to the Universal Service Funds by the FCC or various states may require us to increase our costs which could negatively affect revenue and margins.

We are subject to Federal laws and FCC regulations that require us to protect customer information. While we have protections in place to protect customer information there is no assurance that our systems will not be subject to failure or intentional fraudulent attack. The failure to protect required information could subject us to penalties and diminish the confidence our customers have in our systems, which could negatively affect results. While we try to comply with all applicable data protection laws, regulations, standards, and codes of conduct, as well as our own posted privacy policies and contractual commitments to the extent possible, any failure by us to protect our users’ privacy and data, including as a result of our systems being compromised by hacking or other malicious or surreptitious activity, could result in a loss of user confidence in our services and ultimately in a loss of users, which could materially and adversely affect our business as well as subject us to law suits, civil fines and criminal penalties.

Governmental entities, class action lawyers and consumer advocates are reviewing the data collection and use by companies that must maintain such data. Our own requirements as well as regulatory codes of conduct, enforcement actions by regulatory agencies, and lawsuits by other parties could impose additional compliance costs on us as well as subject us to unknown potential liabilities. These evolving laws, rules and practices may also curtail our current business activities, which may delay or affect our ability to become profitable as well as affect customers and other business opportunities.

In addition, several foreign countries and governmental bodies, including the E.U., Brazil and Canada, have laws and regulations concerning the collection and use of personally identifiable information obtained from their residents, including payment card information, which are often more restrictive than those in the U.S. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of personally identifiable information, including payment card information identifying, or which may be used to identify, an individual, such as names, email addresses and, in some jurisdictions, Internet Protocol (IP) addresses, device identifiers and other data. Our phones may be moved to locations which could potentially subject us to jurisdiction. Also, websites we host may be available in these locations. As we conduct business or become deemed to conduct business in those foreign jurisdictions, we may become subject to those laws.

We are also subject to the privacy and data protection-related obligations in our contracts with our customers and other third parties. Any failure, or perceived failure, to comply with federal, state, or international laws, or to comply with our contractual obligations related to privacy, could result in proceedings or actions against us which could result in significant liability to us as well as harm to our reputation. Additionally, third parties with whom we contract may violate or appear to violate laws or regulations which could subject us to the same risks. Any new laws, regulations, other legal obligations or industry standards, or any changed interpretation of existing laws, regulations or other standards may require us to incur additional costs and restrict our business operations.

Our collection, processing, storage, use, and transmission of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, differing views on data privacy, or security breaches.

We collect, process, store, use, and transmit personal data on a daily basis. Personal data is increasingly subject to legal and regulatory protections around the world, which vary widely in approach and which possibly conflict with one another. In recent years, for example, U.S. legislators and regulatory agencies, such as the Federal Trade Commission, as well as U.S. states have increased their focus on protecting personal data by law and regulation and have increased enforcement actions for violations of privacy and data protection requirements. California recently enacted legislation, the California Consumer Privacy Act (“CCPA”) that will, among other things, require covered companies to provide new disclosures to California consumers, and afford such consumers new abilities to opt-out of certain sales of personal information, which became effective January 1, 2020. While we believe that we are not a covered entity under the law, the effects of the CCPA potentially are significant, however, and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. We may also from time to time be subject to, or face assertions that we are subject to, additional obligations relating to personal data by contract or due to assertions that self-regulatory obligations or industry standards apply to our practices. Washington and Massachusetts have also introduced significant privacy bills and Congress is debating federal privacy legislation, which if passed, may restrict our business operations and require us to incur additional costs for compliance.

The European Commission also approved and adopted the General Data Protection Regulation (“GDPR”), its data protection law, which took effect in May 2018. A Data Protection Act substantially implementing the GDPR was enacted in the U.K., effective in May 2018. These data protection laws and regulations are intended to protect the privacy and security of personal data, including credit card information that is collected, processed, and transmitted in or from the relevant jurisdiction. We stopped hosting websites in GDPR-complaint countries or countries from which the bulk of business came from countries subject to GDPR. We also took steps to block those countries from accessing any other sites we host. While we do not currently provide services in countries where compliance would be required and are therefore not required to be compliant, if we did provide those services or otherwise were required to become complaint, implementation of and compliance with these laws and regulations may be more costly or take longer than we anticipate, or could otherwise adversely affect our business operations, which could negatively impact our financial position or cash flows.

Additionally, media coverage of data breaches has escalated, in part because of the increased number of enforcement actions, investigations, and lawsuits. As this focus and attention on privacy and data protection increases, we also risk exposure to potential liabilities and costs resulting from compliance with or any failure to comply with applicable legal requirements, conflicts among these legal requirements, or differences in approaches to privacy.

We face risks in our sales to certain market segments including, but not limited to, sales subject to HIPAA Regulations.

We have sold and will continue to attempt to sell to certain customer segments which may have requirements for additional privacy or security. In addition, sales may be made to customers that are subject to additional security requirements. Selling into segments with additional requirements increases potential liability which in some instances may be unlimited. While the Company believes it meets or exceeds all requirements for sales into such segments, there is no assurance that the Company systems fully comply with all requirements. Our customers can use our services to store contact and other personal or identifying information, and to process, transmit, receive, store and retrieve a variety of communications and messages, including information about their own customers and other contacts. In addition, customers may use our services to store protected health information, or PHI, that is protected under the Health Insurance Portability and Accountability Act, or HIPAA. Noncompliance with laws and regulations relating to privacy and HIPAA may lead to significant fines, penalties or civil liability.

Our ability to offer services outside the U.S. is subject to different regulations which may be unknown and uncertain.

Regulatory treatment of VoIP providers outside the United States varies from country to country, and local jurisdictions. Many times, the laws are vague, unclear and regulations are not enforced uniformly. We are licensed as a VoIP seller in Canada and are considering expanding to other countries. We also cannot control if our customers take their devices out of the United States and use them abroad. Our resellers may sell to customers who maintain facilities outside the United States. The failure by us or our customers and resellers to comply with laws and regulations could reduce our revenue and profitability. As we expand to additional countries there may be additional regulations that we are required to comply with, the failure to comply or properly assess regulations may subject us to penalties, fines and other actions which could materially affect our business.

Examinations by relevant tax authorities may result in material changes in related tax reserves for tax positions taken in previously filed tax returns or may impact the valuation of certain deferred income tax assets, such as net operating loss carry-forwards.

Based on the outcome of examinations by relevant tax authorities, or as a result of the expiration of statutes of limitations for specific jurisdictions, it is reasonably possible that the related tax reserves for tax positions taken regarding previously filed tax returns will materially change from those recorded in our financial statements. In addition, the outcome of examinations may impact the valuation of certain deferred income tax assets (such as NOL carry-forwards) in future periods. It is not possible to estimate the impact of the amount of such changes, if any, to previously recorded uncertain tax positions.

The FCC net neutrality rules have changed. There may be a negative effect to our business going forward as a consequence of those changes.

On January 4, 2018, the FCC, released an order that largely repeals rules that the FCC had in place which prevented broadband internet access providers from degrading or otherwise disrupting a broad range of services provisioned over consumers’ and enterprises’ broadband internet access lines. There are efforts in Congress to prevent the order from becoming effective and a number of state attorneys general have filed an appeal of the FCC’s January 4, 2018 order. Many of the largest providers of broadband services, like cable companies and traditional telephone companies, have publicly stated that they will not degrade or disrupt their customers” use of applications and services, like ours. However, there is not guarantee that they will continue to do such. If such providers were to degrade, impair, or block our services, it would negatively impact our ability to provide services to our customers, likely result in lost revenue and profits, and we would incur legal fees in attempting to restore our customers' access to our services. Broadband internet access providers may also attempt to charge us or our customers additional fees to access services like ours that may result in the loss of customers and revenue, decreased profitability, or increased costs to our offerings that may make our services less competitive. Following the adoption of the January 4, 2018 order, a number of states have passed laws establishing rules similar to those that existed prior to the effective date of the January 4, 2018 order. States have adopted a variety of approaches in attempting to preserve the rules in place prior to the order. We however cannot rely on those laws as there is legal uncertainty as to whether states that have passed such laws have the authority to do so if such laws as they could be interpreted to conflict with the January 4, 2018 order. The U.S. Department of Justice has taken the position that local authorities do not have the authority to contradict the FCC’s January 4, 2018 order. We cannot predict the ultimate outcome of these disputes.

States are adding regulation for VoIP providers which could increase our costs and change certain aspects of our service.

Certain states take the position that offerings by VoIP providers are intrastate and therefore subject to state regulation. We have registered as a competitive local exchange carrier (“CLEC”) in most states; however, our rates are not regulated in the same manner as traditional telephone service providers. Some states are also requiring that we register as a seller of VoIP services even though we have registered as a CLEC. Some states argue that if the beginning and desktop devices of communications are known, and if some of these communications occur entirely within the boundaries of a state, the state can regulate that offering and may therefore add additional taxes or surcharges or regulate rates in a similar matter to traditional telephone service providers. We believe that the FCC has pre-empted states from regulating VoIP providers in the same manner as providers of traditional telecommunications services. We cannot predict how this issue will be resolved or its impact on our business at this time.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value added, or similar taxes, and any such assessments could adversely affect our business, financial condition, and results of operations.

Jurisdictions in which we do not collect sales, use, value added, or similar taxes on VoIP services or other products may assert that such taxes are applicable, which could result in tax assessments, penalties, and interest, and we may be required to collect such taxes in the future. Such tax assessments, penalties, interest, or future requirements would adversely affect our financial condition and results of operations. Further, in June 2018, the Supreme Court held in South Dakota v. Wayfair, Inc. that states could impose sales tax collection obligations on out-of-state sellers even if those sellers lack any physical presence within the states imposing the sales taxes. Under Wayfair, a person requires only a “substantial nexus” with the taxing state before the state may subject the person to sales tax collection obligations therein. An increasing number of states (both before and after the publication of Wayfair) have considered or adopted laws that attempt to impose sales tax collection obligations on out-of-state sellers. The Supreme Court’s Wayfair decision has removed a significant impediment to the enactment and enforcement of these laws, and it is possible that states may seek to tax out-of-state sellers on sales that occurred in prior tax years, which could create additional administrative burdens for us, put us at a competitive disadvantage if such states do not impose similar obligations on our competitors, and decrease our future sales, which would adversely impact our business, financial condition, and results of operations.

We incur increased costs and demands on management as a result of compliance with laws and regulations applicable to public companies, which could harm our future operating results.

As a public company we incur significant legal, accounting, and other expenses, including costs associated with public company reporting requirements. Our management team and other personnel devote a substantial amount of time complying with SEC, Nasdaq and other public company requirements.

The growth of our business may require that we strengthen our financial reporting systems and infrastructure if we fail to do so we may not remain in compliance with Section 404 of the Sarbanes-Oxley Act over internal control over financial reporting. If we fail to maintain compliance, we could be unable to report our financial results timely and accurately or prevent fraud. We may to incur significant expense and devote substantial management effort toward strengthening our systems.

From time to time we had been the subject of governmental inquiries and investigations related to our discontinued seminar sales model and business practices that could require us to pay refunds, damages or fines, which could negatively impact our financial results or ability to conduct business. We have received customer complaints and civil actions.

From time to time, we received inquiries from federal, national, state, city and local government officials in the various jurisdictions in which we operated. These inquiries had historically been related to our discontinued seminar sales practices. There is still the potential of review of past sales and sales of our current web and telecom services. We respond to these inquiries and have generally been successful in addressing the concerns of these persons and entities, without a formal complaint or charge being made, although there is often no formal closing of the inquiry or investigation. If the ultimate resolution of these or other inquiries or investigations is not in our favor, this may have a material adverse effect on our business or operations, or a formal complaint could be initiated. During the ordinary course of business, we also receive a number of complaints and inquiries from customers, governmental and private entities. In some cases, these complaints and inquiries from agencies and customers have ended up in civil court. We may continue to receive customer and agency claims and actions.

We could be liable for breaches of security on our website, fraudulent activities of our users, or the failure of third-party vendors to deliver credit card transaction processing services.

We engage in electronic billing and processing of our customers using secure transmission of sometimes confidential information over public networks. We have systems and processes in place that we deem sufficient and industry standard that are designed to protect consumer information and prevent fraudulent credit card transactions and other security breaches. However, there is no guarantee that such systems and processes will not experience a failure. Our failure to protect against fraud or breaches may subject us to costly breach notification and other mitigation obligations, class action lawsuits, investigations, fines, forfeitures, or penalties from governmental agencies that could adversely affect our operating results. We may be unable to prevent our customers from fraudulently receiving goods and services. Our liability could also increase if a large fraction of transactions using our services involve fraudulent or disputed credit card transactions. We may also experience losses due to customer fraud and theft of service. Customers have, in the past, obtained access to our service without paying for monthly service and international toll calls by unlawfully using fraudulently obtained codes. If our existing anti-fraud procedures are not adequate or effective, consumer fraud and theft of service could have a material adverse effect on our business, financial condition, and operating results.

We could experience security breaches in the transmission and analysis of confidential and proprietary information of the consumer, the merchant, or both, as well as our own confidential and proprietary information.

Anyone able to circumvent security measures could misappropriate proprietary information or cause interruptions in our operations, as well as the operations of the merchant. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that we experience breaches in the security of proprietary information which we store and transmit, our reputation could be damaged, and we could be exposed to a risk of loss or litigation.

We collect personal and credit card information from our customers and employees could misuse this information.

The PCI Data Security Standard (“PCI DSS”) is a specific set of comprehensive security standards required by credit card brands for enhancing payment account data security, including but not limited to requirements for security management, policies, procedures, network architecture, and software design. We maintain credit card and other personal information in our systems. Due to the sensitive nature of retaining such information we have implemented policies and procedures to preserve and protect our data and our customers’ data against loss, misuse, corruption, misappropriation caused by systems failures, unauthorized access, or misuse. Notwithstanding these policies, we could be subject to liability claims by individuals and customers whose data resides in our databases for the misuse of that information. While the Company believes its systems meet or exceed industry standards, the Company does not believe it is required to meet PCI level 1 compliance and has not certified under that level. Failure to meet PCI compliance levels could negatively impact the Company’s ability to collect and store credit card information which could cause substantial disruption to our business. Notwithstanding the results of this assessment there can be no assurance that payment card brands will not request further compliance assessments or set forth additional requirements to maintain access to credit card processing services, which could incur substantial additional costs and could have a material adverse effect on our business.

We may incur substantial expenses in defending against third-party patent and trademark infringement claims regardless of their merit.

From time to time, parties may assert patent infringement claims against us in the form of letters, lawsuits, and other forms of communication. Third parties may also assert claims against us alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights or alleging unfair competition. If there is a determination that we have infringed third-party proprietary rights, we could incur substantial monetary liability and be prevented from using the rights in the future.

Risks Related to Our Common Stock

Our stock price may be volatile and may decline, resulting in a loss of some or all of your investment.

The trading price and volume of our common stock is likely to be volatile and could fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

● actual or anticipated fluctuations in our results of operations due to, among other things, changes in customer demand, pricing, ordering patterns, and unforeseen operating costs;
● announcements with respect to developments, status, and impact on us, our competitors, our constituents, and our suppliers of the COVID-19 global pandemic;
● failure of research analysts to maintain coverage or the ability to get additional coverage, changes in financial estimates or ratings by any research analysts who follow us, or our failure to meet these estimates or the expectations of investors;
● announcements by us or our competitors of significant technical innovations, substantial promotions, price reductions, acquisitions, strategic partnerships or joint ventures.
● changes in operating performance and stock market valuations of other competitive companies generally, or those in the telecommunication and related services industry;
● cyclical fluctuations
● price and volume fluctuations in the overall stock market from time to time, including as a result of trends in the economy as a whole;
● actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
● new laws or regulations or new interpretations of existing laws, or regulations applicable to our business;
● any major change in our management;
● lawsuits threatened or filed against us; and
● other events or factors, including those resulting from war, incidents of terrorism, the COVID-19 pandemic or responses to these events.

In addition, the market for telecommunication stocks and the stock markets in general have experienced extreme price and volume fluctuations. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. The COVID-19 pandemic has also caused significant uncertainty and volatility in global and domestic financial markets and the trading prices for the common stock of technology companies, including us. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business, financial condition, and results of operations.

Our securities have been thinly traded. An active trading market in our equity securities may cease to exist, which would adversely affect the market price and liquidity of our common stock, in addition our stock price has been subject to fluctuating prices. Our stock price may also be affected by the securities sold as a consequence of this S-1 and future sales of our common stock or equity-linked securities in the public market.

Our common stock is currently traded on the Nasdaq Capital Market. We cannot predict the actions of market makers, investors or other market participants, and can offer no assurances that the market for our securities will be stable. If there is no active trading market in our equity securities, the market price and liquidity of the securities will be adversely affected.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. Such sales or offerings could lower the market price for our common stock and may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We may in the future sell additional shares of our common stock or equity-linked securities to raise capital. A substantial number of shares of our common stock could be registered and issued. Furthermore, there are substantial amounts of vested stock options which are “in the money” which could be exercised and sold in public markets. The Company continues to expect to issue stock options as part of compensation. There may be further effect on our stock price upon the vesting and settlement of restricted stock units and performance units. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock or equity-linked securities as in this offering, or the perception that such issuances and sales may occur, could adversely affect the trading price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities. Additional dilution will also result as a consequence of shares of common stock sold pursuant to this offering and potential future offerings as well as if outstanding options to acquire shares of our common stock are exercised.

We are a “smaller reporting company,” and the reduced disclosure requirements applicable to us as such may make our common shares less attractive to our stockholders and investors.

We are a “smaller reporting company” under the federal securities laws and, as such, are subject to scaled disclosure requirements afforded to such companies. For example, as a smaller reporting company, we are subject to reduced executive compensation disclosure requirements. Our stockholders and investors may find our common shares less attractive as a result of our status as a “smaller reporting company” and our reliance on the reduced disclosure requirements afforded to these companies. If some of our stockholders or investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and the market price of our common shares may be more volatile.

Our actual operating results may not meet expectations, which could likely cause our stock price to decline.

We have historically not provided guidance in our earnings releases, earnings conference calls, or otherwise. Management in the future may change this policy and provide future guidance. If given, this guidance, which will include forward-looking statements, will be based on projections prepared by our management. Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. With or without our guidance, analysts, and other third parties may publish expectations regarding our business, financial condition, and results of operations. We do not accept any responsibility for any projections or reports published by any such third parties. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. If our actual performance does not meet or exceed our guidance or expectations, the trading price of our common stock is likely to decline.

Our stock price, volatility and acceptance of our securities may be influenced by the research and reports that securities or industry analysts may publish about us or our business.

The Company cannot guarantee if there will be research reports written on the Company. Our stock price may be affected by the ability to get coverage and/or sufficient coverage. If coverage is initiated and/or if one or more of current or future analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts after issuing coverage ceases coverage of the Company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline. Furthermore, such analysts publish their own projections regarding our actual results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our stock price may decline if we fail to meet analysts’ projections.

Lack of sufficient stockholder equity or continued losses from operations could subject us to fail to comply with the listing requirements of the Nasdaq Capital Market, if that occurred, the price of our common stock and our ability to access the capital markets could be negatively impacted, and our business will be harmed.

Our common stock is currently listed on the Nasdaq Capital Market. Our stock was previously traded in the over-the-counter market prior to which it was traded on the New York Stock Exchange and failed to maintain the continued listing qualifications. We cannot guarantee that we will always meet Nasdaq listing qualifications. We have had annual losses from continuing operations in four of the last five completed fiscal years (the last fiscal year and the six month ended June 30, 2020 have been profitable). There remains the possibility of future losses. It is possible we may not remain in compliance with the minimum conditions of Nasdaq listing qualifications. Delisting from the Nasdaq Capital Market could negatively affect the trading price of our stock and could also have other negative results, including the potential loss of confidence by suppliers and employees, the failure to attract the interest of institutional investors, and fewer business development opportunities.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a favorable return.

Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase the value of our business, which could cause our stock price to decline. See the section of this prospectus titled “Use of Proceeds.”

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The assumed initial public offering price of our common stock of $7.90 per share is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of $6.87 in the pro forma as adjusted net tangible book value per share from the price you paid assuming that stock price. In addition, following this offering, purchasers who bought shares from us in the offering will have contributed 18% of the total consideration paid to us by all purchasers of our common stock but will own only approximately 10% of our common stock outstanding after this offering.

We do not intend to pay dividends on our common stock so any returns will be limited to changes in the value of our common stock.

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. Although our existing loan agreements do not contain restrictions on our ability to pay dividends or make distributions, we may in the future amend our existing loan agreements or enter into new credit facilities that contain such restrictions. We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, in our stock price, which may never occur.

Our Chief Executive Officer owns a significant amount of our common stock and could exercise substantial corporate control. There may be limited ability to sell the Company absent the consent of the CEO.

Steven G. Mihaylo, Chief Executive Officer (“CEO”) of Crexendo, Inc., owns approximately 69% of the outstanding shares of our common stock based on the number of shares outstanding as of June 30, 2020. If the offering is fully subscribed and assuming full exercise of the over-allotment option, his ownership interest should decrease to approximately 51%. Mr. Mihaylo has the ability to determine the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, amalgamation, consolidation or sale of all or substantially all of our assets. Mr. Mihaylo may have the ability to control the management and affairs of our Company. As a “control company” it may not be required that the Company maintains a board comprising a majority of independent directors. As a director and officer, Mr. Mihaylo owes a fiduciary duty to our stockholders. As a stockholder, Mr. Mihaylo is entitled to vote his shares, in his own interests, which may not always be in the interests of our stockholders generally. Accordingly, even though certain transactions may be in the best interests of other stockholders, this concentration of ownership may harm the market price of our common stock by, among other things, delaying, deferring or preventing a change in control of our Company, impeding a merger, amalgamation, consolidation, takeover or other business combination involving our Company, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Company.

In addition, sales or other dispositions of our shares by Mr. Mihaylo may depress our stock price. Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock, as Mr. Mihaylo is doing in this offering. As additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could result in a decrease in the market price of our common stock.

Some of the provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares at a premium to the then market price. Our bylaws contain provisions regulating the introduction of business at annual stockholders’ meetings by anyone other than the board of directors. These provisions may have the effect of making it more difficult, delaying, discouraging, preventing or rendering costlier an acquisition or a change in control of our Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, particularly the sections of this prospectus titled “Prospectus Summary,” “Risk Factors” and “Business,” and the documents incorporated herein by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. All statements other than present and historical facts and conditions contained in this prospectus and documents incorporated herein by reference, including statements regarding our future results of operations and financial positions, business strategy, plans, and our objectives for future operations, are forward-looking statements. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objectives,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

● our customer relationships and our ability to retain and expand our customer relationships and to increase sales;
● the success, cost, and timing of new products;
● our ability to address market and customer demands;
● anticipated trends, challenges and growth in our business and the markets in which we operate;
● the potential impact of the COVID-19 pandemic on our business, including our revenue and other operating results, liquidity, and cash flows, and our anticipated responses thereto, and the businesses of our suppliers and customers;
● our expectations regarding our ability to maintain or increase revenues and maintain expenses;
● expected impact of new legislation and IRS guidance issued in response to the COVID-19 pandemic;
● the size and growth potential of the markets for our solutions, and our ability to serve and expand our presence in those markets;
● our plans to expand sales and marketing efforts as well as increase our partner channel;
● our positioning of current and future products;
● our ability to acquire or partner with companies and our ability to integrate those acquisitions;
● our expectations regarding competition in our existing and new markets;
● regulatory developments in the United States and foreign countries;
● the performance of our third-party suppliers and manufacturers;
● our ability to respond successfully to technological or industry developments;
● our ability to attract and retain key management personnel;
● intellectual property and related litigation;
● the accuracy of our estimates regarding capital requirements, and needs for additional financing; and
● our expectations regarding our ability to obtain, maintain, and protect our technology.

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under the section of this prospectus titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, as well as estimates by our management based on such data. All of the market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. We believe that the information from these industry publications, surveys, and studies is reliable; however, our business is subject to a high degree of risk. See the section of this prospectus titled “Risk Factors” for additional information regarding risks that could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $12.6 million (or approximately $16.4 million if the underwriters’ option to purchase additional shares is exercised in full) from the sale of the 1,750,000 shares of common stock offered by us in this offering, based on an assumed public offering price of $7.90 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on September 17, 2020, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Each $1.00 increase or decrease in the assumed public offering price of $7.90 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on September 17, 2020, would increase or decrease the net proceeds that we receive from this offering by approximately $1,627,500, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $7,347,000, assuming the assumed public offering price remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Our expected use of the net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon completion of this offering, or the amounts that we will actually spend on the uses set forth below. We currently intend to use such net proceeds for general corporate purposes, including working capital, sales and marketing activities, product development, general and administrative matters and capital expenditures. We also may use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies, or to pay down a portion of our outstanding indebtedness. However, we do not have agreements, commitments, or plans for any specific acquisitions or debt repayments at this time.

The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the other factors described in the section of this prospectus titled “Risk Factors.” As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

DIVIDEND POLICY

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects, and other factors our board of directors may deem relevant. Although our existing loan agreements do not contain restrictions on our ability to pay dividends or make distributions, we may in the future amend our existing loan agreements or enter into new credit facilities that contain such restrictions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and our capitalization as of June 30, 2020:

● on an actual basis; and
● on an as-adjusted basis, giving effect to (i) the sale of 1,750,000 shares of our common stock by us in this offering at an assumed public offering price of $7.90 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on September 17, 2020, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the issuance of 490,000 shares to be sold upon exercise of options in connection with this offering.

The as-adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference in this prospectus.

	As of June 30, 2020
	Actual	As Adjusted (1)
	(unaudited) (in thousands)
Cash and cash equivalents	$4,989	$ 17,569

Debt and capital lease obligations	3,081	3,081
Stockholders' equity:	5,774	18,354
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued, actual and as adjusted	-	-
Common stock, par value $0.001 per share - authorized 25,000,000 shares, 15,100,264 shares issued and outstanding as of June 30, 2020, actual; and 17,340,264 issued and outstanding as of June 30, 2020, as adjusted	15	17
Additional paid-in capital	63,139	75,717
Accumulated deficit	(57,380)	(57,380)
Total stockholders' equity	5,774	18,354

Total capitalization	$8,855	$ 21,435

(1)
A $1.00 increase (decrease) in the assumed public offering price of $7.90 per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on September 17, 2020, would increase (decrease) cash and cash equivalents, total stockholders’ equity, and total capitalization by $1,627,500, assuming that the number of shares offered by us and the selling stockholders, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Each increase of 1,000,000 shares in the number of shares offered by us and the selling stockholders, assuming that the assumed public offering price remains the same, would increase cash, total stockholders’ equity, and total capitalization by $7,347,000. Similar, each decrease of 1,000,000 shares in the number of shares offered by us and the selling stockholders, assuming the assumed public offering price remains the same, would decrease cash and cash equivalents, total stockholders’ equity, and total capitalization by $7,347,000.

Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 15,100,264 shares of common stock outstanding as of June 30, 2020, plus 490,000 shares to be sold upon exercise of options in connection with this offering, and excludes, as of June 30, 2020:

● 2,596,184 shares of common stock issuable upon the exercise of stock options having a weighted-average exercise price of $2.72 per share from our 2013 Plan (which excludes 490,000 shares to be sold in this offering by certain selling stockholders upon exercise of options in connection with this offering);
● 129,256 unvested restricted stock units under our 2013 Plan; and
● 1,486,049 shares of our common stock reserved for future issuance under our 2013 Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2013 Plan.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the as-adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value (deficit) as of June 30, 2020, was approximately $5.2 million, or $0.34 per share of our common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Historical net tangible book value (deficit) per share is our historical net tangible book value (deficit) divided by the number of shares of common stock outstanding as of June 30, 2020.

As-adjusted net tangible book value is our net tangible book value (deficit), plus the effect of (i) the sale of 1,750,000 shares of our common stock in this offering at an assumed public offering price of $7.90 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on September 17, 2020, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the issuance of 490,000 shares of common stock to be sold upon exercise of options in connection with this offering. This amount represents an immediate increase in the as adjusted net tangible book value of $0.69 per share to our existing stockholder, and an immediate dilution of $6.87 per share to new investors participating in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$ 7.90
Net tangible book value per share as of June 30, 2020	$0.34
Increase in as adjusted net tangible book value per share attributable to investors participating in this offering	0.69
As adjusted net tangible book value per share after giving effect to this offering		1.03

As adjusted dilution per share to investors participating in this offering		$ 6.87

If the underwriters exercise their option to purchase an additional 525,000 shares from us in full at the assumed public offering price of $7.90 per share, the as-adjusted net tangible book value will increase to $1.21 per share, representing an immediate increase in the as- adjusted net tangible book value to our existing stockholders of $0.18 per share, and an immediate decrease of dilution of $6.69 per share to new investors participating in this offering.

Each $1.00 increase or decrease in the assumed public offering price of $7.90 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on September 17, 2020, would increase or decrease the dilution per common share to new investors participating in this offering by $0.91 per share, assuming that the number of shares offered by us and the selling stockholders, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1,000,000 shares in the number of shares offered by us and the selling stockholders would decrease or increase the dilution to new investors by ($0.34) and $0.39 per share, respectively, assuming the assumed public offering price remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on an as adjusted basis as of June 30, 2020, the number of shares purchased or to be purchased from us, the total consideration paid or to be paid to us, and the average price per share paid to us by our existing stockholders and paid us to by investors participating in this offering at an assumed public offering price of $7.90 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on September 17, 2020, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The table below shows the average price per share investors participating in this offering will pay compared to our existing stockholders.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	15,100,264	87%	$ 63,139,000	81%	$ 4.18
New investors purchasing shares from us in this offering	1,750,000	10%	13,825,000	18%	7.90
Shares to be sold upon exercise of options in connection with this offering	490,000	3%	1,133,100	1%	2.31
Total	17,340,264	100%	$78,097,100	100%

The table above assumes no exercise of the underwriters’ option to purchase up to an additional 525,000 shares from us in this offering. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares of our common stock held by the existing stockholders would be reduced to 84% of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors purchasing shares from us in the offering would be increased to 13% of the total number of shares outstanding after this offering.

The foregoing discussion and table are based on 15,100,264 shares of common stock outstanding as of June 30, 2020, plus 490,000 shares to be sold upon exercise of options in connection with this offering, and excludes, as of June 30, 2020:

● 2,596,184 shares of common stock issuable upon the exercise of stock options having a weighted-average exercise price of $2.72 per share from our 2013 Plan (which excludes 490,000 shares to be sold in this offering by certain selling stockholders upon exercise of options in connection with this offering);
● 129,256 unvested restricted stock units under our 2013 Plan; and
● 1,486,049 shares of our common stock reserved for future issuance under our 2013 Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2013 Plan.

We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

BUSINESS

Our Mission

Our mission is to to provide enterprise-class UCaaS (“Unified Communications as a Service”), call center, collaboration services, and other cloud business services to any size business at affordable monthly rates.

Company Overview

Crexendo, Inc. is an award-winning premier provider of cloud communications, UCaaS, call center, collaboration services, and other cloud business services that are designed to provide enterprise-class cloud services to any size business at affordable monthly rates. The Company has two operating segments, which consist of Cloud Telecommunications and Web Services.

Cloud Telecommunications – Our cloud telecommunications services transmit calls using Internet Protocol (IP) or cloud technology, which converts voice signals into digital data packets for transmission over the Internet or cloud. Each of our calling plans provides a number of basic features typically offered by traditional telephone service providers, plus a wide range of enhanced features that we believe offer an attractive value proposition to our customers. This platform enables a user, via a single “identity” or telephone number, to access and utilize services and features regardless of how the user is connected to the Internet or cloud, whether it’s from a desktop device, computer, or an application on a mobile device.

We generate recurring revenue from our cloud telecommunications and reselling broadband Internet services. Our cloud telecommunications contracts typically have a thirty-six to sixty month term. We generate product revenue and equipment financing revenue from the sale and lease of our cloud telecommunications equipment. Revenues from the sale of equipment, including those from sales-type leases, are recognized at the time of sale or at the inception of the lease, as appropriate.

Web Services – We generate recurring revenue from website hosting and other professional services.

Industry Background

Communications systems are critical to any business. In recent years, there have been significant changes in how people work and communicate with customers, co-workers and other third parties. Traditionally, business personnel worked primarily at a single office, during business hours, and utilized desk phones as their primary communications devices connected through a PBX. With the proliferation of smartphones and tablets that offer much of the functionality of PCs, combined with the pervasiveness of inexpensive broadband Internet access, businesses are increasingly working around the clock across geographically dispersed locations, and their employees are using a broad array of communications devices and utilizing text, along with voice, fax, and video conferencing, for business communications.

These changes have created new challenges for business communications. Traditional on-premise systems are generally not designed for workforce mobility, “bring-your-own” communications device environments, or the use of multiple communication channels, including text and video conferencing. Today, businesses require flexible, location- and device-agnostic communications solutions that provide users with a single identity across multiple locations and devices.

Fundamental advances in cloud technologies have enabled a new generation of business software to be delivered as a service over the Internet. Today, mission-critical applications such as customer relationship management, human capital management, enterprise resource planning and information technology (“IT”), support are being delivered securely and reliably to businesses through cloud-based platforms. While on-premise systems typically require significant upfront and ongoing costs, as well as trained and dedicated IT personnel, cloud-based services enable cost-effective and easy delivery of business applications to users regardless of location or access device.

We believe that there is a significant opportunity to leverage the benefits of cloud computing to provide next-generation, cloud-based business communications solutions that address the new realities of workforce mobility, multi-device environments and multi-channel communications, thereby enabling people to communicate the way they do business

Our Solutions and Technology

Our goal is to provide a broad range of cloud-based products and services that nearly eliminate the cost of a businesses’ technology infrastructure and enable businesses of any size to more efficiently run their business. By providing a variety of comprehensive and scalable solutions, we are able to cater to businesses of all sizes on a monthly subscription basis without the need for expensive capital investments, regardless of where their business is in its lifecycle. Our products and services can be categorized in the following offerings:

Cloud Telecommunications: Our cloud telecommunications service offering includes hardware, software, and unified communication solutions for businesses using IP or cloud technology over any high-speed Internet connection. These services are rendered through a variety of devices and user interfaces such as Crexendo branded desktop phones and/or mobile and desktop applications. Some examples of mobile devices are Android cell phones, iPhones, iPads or Android tablets. These services enable our customers to seamlessly communicate with others through phone calls that originate/terminate on our network or PSTN networks. Our cloud telecommunications services are powered by our proprietary implementation of standards based Web and VoIP cloud technologies. Our services use our highly scalable complex infrastructure that we build and manage based on industry standard best practices to achieve greater efficiencies, better quality of service (QoS) and customer satisfaction. Our infrastructure is comprised of compute, storage, network technologies, third party products and vendor relationships. We also develop end user portals for account management, license management, billing and customer support and adopt other cloud technologies through our partnerships.

Crexendo’s cloud telecommunication service offers a wide variety of essential and advanced features for businesses of all sizes. Many of these features included in the service offering are:

● Business Productivity Features such as dial-by extension and name, transfer, conference, call recording, Unlimited calling to anywhere in the United States and Canada, International calling, Toll free (Inbound and Outbound).
● Individual Productivity Features such as Caller ID, Call Waiting, Last Call Return, Call Recording, Music/Message-On-Hold, Voicemail, Unified Messaging, Hot-Desking.
● Group Productivity Features such as Call Park, Call Pickup, Interactive Voice Response (IVR), Individual and Universal Paging, Corporate Directory, Multi-Party Conferencing, Group Mailboxes, Web and mobile devices based collaboration applications.
● Call Center Features such as Automated Call Distribution (ACD), Call Monitor, Whisper and Barge, Automatic Call Recording, One way call recording, Analytics.
● Advanced Unified Communication Features such as Find-Me-Follow-Me, Sequential Ring and Simultaneous Ring, Voicemail transcription.
● Mobile Features such as extension dialing, transfer and conference and seamless hand-off from WiFi to/from 3G and 4G, LTE, as well as other data services. These features are also available on CrexMo, an intelligent mobile application for iPhones and Android smartphones, as well as iPads and Android tablets.
● Traditional PBX Features such as Busy Lamp Fields, System Hold. 16-48 Port density Analog Devices.
● Expanded Desktop Device Selection such as Entry Level Phone, Executive Desktop, DECT Phone for roaming users.
● Advanced Faxing solution such as Cloud Fax (cFax) allowing customers to send and receive Faxes from their Email Clients, Mobile Phones and Desktops without having to use a Fax Machine simply by attaching a file.
● Web based online portal to administer, manage and provision the system.
● Asynchronous communication tools like SMS/MMS, chat and document sharing to keep in pace with emerging communication trends.

Many of these services are included in our basic offering to our customers for a monthly recurring fee and do not require a capital expense. Some of the advanced features such as Automatic Call Recording and Call Center Features require additional monthly fees. Crexendo continues to invest and develop its technology and CPaaS offerings to make them more competitive and profitable.

Our Cloud Telecommunications technology is continuously being enhanced with additional features and software functionality. Our current functionality includes:

● High-end desktop telephony devices such as Gigabit, PoE, 6 Line Color Phone with 10 programmable buttons and lower end Monochrome 2 Line wall mountable device.
● Basic Business Telephony Features such as those offered in a traditional PBX systems like extension dialing, Direct Inward Dialing (DID), Hold/Resume, Music-On-Hold, Call Transfer (Attended and Unattended), Conferencing, Local, Long Distance, Toll-Free and International Dialing, Voicemail, Auto-Attendant and traditional faxing.
● Advanced telephony features such as Call Park, Call Pickup, Paging (through the phones), Overhead paging, Call Recording.
● Call Center Functionality such as Agent Log In/Log Out, Whisper, Barge and Call center reporting.
● Unified Communications features like Simultaneous Ring, Sequential Ring, Status based Routing (Find-Me-Follow-Me), 10-party instant conference, and Mobile application (CrexMo).
● Crexendo Mobile Application (CrexMo), which allows users to place and receive extension calls using Crexendo’s network, transfer and conference other users right from their mobile device as if they were in the office. It also provided users instant access to visual voicemail and call logs.
● End User Portal and Unified Messaging with Voicemail, Call Recording and eFax inbox.
● Collaboration products like group chat, SMS/MMS, document sharing, video and web conferencing.

Website Services: Our website services segment allows businesses to host their websites in our data center for a recurring monthly fee. Our website software platform is feature rich and battle tested to provide an innovative website-building environment. We continue to maintain our Web platform to make it an available and reliable experience for our web customers and for their website visitors.

Our Products and Services
Communications as we know it has changed in today’s world and Crexendo’s platform is designed to allow business to communicate anywhere, any time and on any device. Whether a business needs traditional voice services, high end call center applications, video conferencing abilities, screen sharing collaboration, texting and chat, or mobility solutions, Crexendo has the solutions they can depend on and succeed with.

Our cloud-based business UCaaS solutions provide a feature rich communications platform for large, mid-sized, and small enterprise level customers. Our solutions allow businesses to be more efficient and productive whether they have one location or multiple locations and allows them to communicate via multiple devices, including desk phones, smartphones, tablets, PCs and laptops, and allows for communications across multiple channels, including voice, text, video web conferencing and fax. Our in-house designed and developed solutions enable a more productive and dynamic workforce, and have been architected using industry standards to meet modern business communications requirements, including workforce mobility, BYOD requirements, and multi-channel collaboration.

Our solutions are delivered using a redundant, resilient, high-availability and scalable infrastructure and are designed for easy implementation, provisioning and administration with minimal technical expertise or training required. Our solutions scale easily and quickly, allowing our customers to add new users through a web portal regardless of where they are located. Our solutions are very cost effective, often saving businesses up to 50% off of their existing telecom spend. Migrating to our system requires little to no upfront infrastructure hardware costs and our solutions require no ongoing maintenance and upgrade costs that are commonly associated with legacy on-premise systems.

We sell our Crexendo solution as an all-inclusive, feature rich communications platform that allows customers to eliminate their older, premise-based systems and the costs associated with local dial tone, long distance, maintenance, support and upgrades. Since our system includes features such as Automatic Call Distribution (ACD) for call centers, record-a-call, mobility, and collaboration all as standard offerings, we have a significant advantage over many of our competitors who charge much higher fees for these types of applications. In addition, our solution is also a great, cost effective solution for businesses that are already using cloud communications from a competitive UCaaS provider as we can likely easily migrate their existing VoIP phones over to our system and likely offer them more capabilities at a lower cost.

We believe that our solutions provide not only the core functionality of existing on-premise communications solutions, but also additional key benefits that address the changing requirements of business to allow businesses to function in remote work environments using voice, video, collaboration, SMS/text, chat and mobility.

Some of the key benefits of our system include:

● Location Flexibility. Our cloud-based UCaaS system is designed to be location independent. Customers can easily connect their desk phone, mobile application, or PC softphone from any location that has sufficient internet access. In addition, office calls can easily be forwarded to a cell phone to further allow location flexibility. The ability to handle your business calls anywhere is a key benefit to cloud communications.
● Device Independence. We not only design, sell and support our own Crexendo branded phones that work with our system, but our solution is also able to support a wide range of industry standard VoIP devices from manufacturers such as Polycom, Yealink, Cisco, H-tek, and Grandstream allowing customers to utilize existing hardware if needed. We also support mobile devices including smartphones, tablets, PCs and laptops, allowing businesses many options to meet their communications needs.
● Easy Implementation and Support. Our solutions are designed for quick and efficient implementation and ease of ongoing administration and support. Our system provides a lifetime warranty on service and support for our platform and our Crexendo phones. Our white glove service and support is all handles in-house, twenty four hours a day, seven days a week, three hundred and sixty-five days a year.
● Productivity and Efficiency Enhancing Features. Our system offers a full suite of features and capabilities that improve employee productivity and efficiency. In today’s competitive world, enabling workforces with enhanced abilities and communications options is critical for every business.
● Scalability. Our cloud-based solutions allow businesses to easily and efficiently grow their business and expand their communications without fear of obsolescence or capacity limits. Customers can add users, regardless of their location, without having to purchase additional infrastructure hardware or software upgrades.
● Lower Cost of Ownership. We believe that our customers experience significantly lower cost of ownership compared to legacy on-premise systems. By eliminating expensive dial tone, long distance and support costs, our UCaaS solution typically has an instant and significant ROI for businesses.
● Analytics and Reporting. Our system provides detailed analytics and reporting packages so businesses can get real-time and historical accounts on their internal and external communications. Combined with enhanced call center type features like call recording, chat, and skills based routing, businesses get the tools they need to effectively manage their business.
● CRM and Application Integration. Our system integrates with cloud-based CRM’s and business applications like Salesforce, ZOHO, Outlook, Oracle, etc. to help quickly distribute calls and call detail information to your employees, making them more productive. In addition, our in-house engineering team is available to help create custom applications and features if needed.
● Disaster Recovery/Business Continuity. Now more than ever, business continuity and communicating during a disaster such as a pandemic, hurricane, fire, etc. is critical. Our platform allows businesses to function wherever they need to. The massive shift to remote workforces that Covid-19 created is a great example of how the Crexendo solution easily addresses the rapid shift from office to home without skipping a beat or losing features or functionality.

Whether a business has 5 employees or 5,000 employees, we believe that Crexendo’s UCaaS cloud communications platform is a great solution to help communicate effectively in today’s ever changing business environment. Our in-house designed and engineered award winning solutions are supported by our in-house U.S. based customer service team. Crexendo’s complete cloud solutions are designed to help those business improve their internal and external communications at a low cost.

Our Customers

We have a diverse and growing customer base comprised of over 2,500 businesses across a wide range of industries, including advertising, consulting, finance, healthcare, legal, real estate, retail and technology. Our revenues are highly diversified across our customer base, with no single non-reseller customer accounting for more than 5% of our total revenues in fiscal 2018 or 2019 or during any period presented in this prospectus. To date, we have focused our principal efforts on the market for small and medium-sized businesses (“SMB”) in the United States. We believe that there is strong additional growth opportunity in the SMB markets as well as the small enterprise business markets and will continue to focus our primary efforts in these sectors.

Sales and Marketing

We sell our solutions through both a direct sales force and an indirect partner channel. Our direct sales force is currently comprised of 8 sales representatives that sell our solutions directly to end-user customers. Our partner channel currently consists of 200 partners that sell our solutions on a revenue share basis. We currently have 5 channel managers that support our partners in their sales efforts.

Our partners currently contribute approximately 70% of our new sales bookings. Our partners tend to fall into four different categories. First is the traditional telecom partner that sells primarily only telecom solutions, of which we would be one of their product offerings. Second would be Data Value-Added Resellers (VARs) and Managed Service Providers (MSP) that typically offer data services and IT consulting services and they sell our solutions as an added offering to their data related portfolio of offerings. A third type of partner is the traditional business to business sales organization that specializes in selling business-oriented services such as copiers, cellular services, network services, office furniture, etc. This type of partner would add Crexendo’s UCaaS offering to their suite of products they represent. The fourth category is master agents, which are similar to a brokerage house for independent sales agents across the country, selling technology-related services under a master agent umbrella.

Once a sale is made by either our direct channel or our partner channel, our in-house implementation and support team takes over the account and is responsible for setup and deployment. Our sales efforts continue in a support mode if needed after the customer goes live on our services. Since we have our customers on long-term agreements, our sales department is also in charge of ongoing sales and support for the new customers after the implementation process is complete. We also have sales efforts focused on our existing customers for add-on orders and renewals at the end of contract terms.

Our sales efforts are supported by our in-house marketing department that is responsible for sales and marketing materials, our corporate website, lead generation efforts and ad campaigns. Our marketing efforts are designed to generate lead opportunities and support our messaging to the SMB business space.

Manufacturing

We outsource the manufacturing of our Crexendo branded desktop devices. This outsourced manufacturing approach allows us to focus our resources on the design, sale, and marketing of our products. In addition, we believe that outsourcing many of our manufacturing and assembly activities provides us with the flexibility needed to respond to new market opportunities and scale for customer demand, simplifies our operations, and significantly reduces our capital commitments.

We subject our third-party manufacturing contractors to rigorous qualification requirements to meet the high quality and reliability standards required of our products. We carefully qualify each of our partners and their processes before applying the technology to our products. Our engineers work closely with our manufacturing contractors and other contractors to increase yield, lower manufacturing costs, and improve product quality.

Research and Development

We believe that continued investment in research and development is critical to expanding our leadership position within the cloud-based business communications solutions market. We devote the majority of our research and development resources to software development. Our engineering team has significant experience in various disciplines related to our platform, such as voice, text, video and fax processing, mobile application development, IP networking and infrastructure, user experience, security and robust multi-tenant cloud-based system architecture.

Our development methodology, in combination with our software as a service (“SaaS”) delivery model, allows us to provide new and enhanced capabilities on a regular basis. Based on feedback from our customers and prospects and our review of the broader business communications and SaaS markets, we continuously develop new functionality while maintaining and enhancing our existing solution.

Our research and development expenses were $0.8 million and $0.9 million in fiscal 2018 and 2019, respectively.

Intellectual Property

Our success depends in part on using and protecting our proprietary technology and other intellectual property. Furthermore, we must conduct our operations without infringing on the proprietary rights of third parties. We also rely upon trade secrets and the know-how and expertise of our key employees. To protect our proprietary technology and other intellectual property, we rely on a combination of the protections provided by applicable copyright, trademark and trade secret laws, as well as confidentiality procedures and licensing arrangements. Although we believe we have taken appropriate steps to protect our intellectual property rights, including requiring employees and third parties who are granted access to our intellectual property to enter into confidentiality agreements, these measures may not be sufficient to protect our rights against third parties. Others may independently develop or otherwise acquire unpatented technologies or products similar or superior to ours.

We license from third parties certain software and Internet tools which we include in our services and products. If any of these licenses were terminated, we could be required to seek licenses for similar software and Internet tools from other third parties or develop these tools internally. We may not be able to obtain such licenses or develop such tools in a timely fashion, on acceptable terms, or at all.

Companies participating in the software, Internet technology, and telecommunication industries are frequently involved in disputes relating to intellectual property. We may be required to defend our intellectual property rights against infringement, duplication, discovery and misappropriation by third parties or to defend against third-party claims of infringement. Likewise, disputes may arise in the future with respect to ownership of technology developed by employees who were previously employed by other companies. Any such litigation or disputes could be costly and divert our attention from our business. An adverse determination could subject us to significant liabilities to third parties, require us to seek licenses from, or pay royalties to, third parties, or require us to develop appropriate alternative technology. Some or all of these licenses may not be available to us on acceptable terms, or at all. In addition, we may be unable to develop alternate technology at an acceptable price, or at all. Any of these events could have a material adverse effect on our business prospects, financial position, or results of operations.

Competition

The market for cloud business communications services is large and increasingly competitive. We expect competition to continue to increase in the future. Some of these competitors include:

● traditional on-premise, hardware business communications providers such as Alcatel-Lucent, Avaya Inc., Cisco Systems, Inc., Mitel, NEC, and Siemens Enterprise Networks, LLC, any of which may now or in the future also host their solutions through the cloud;
● software providers such as Microsoft Corporation (Microsoft Teams (formerly Skype for Business)) and BroadSoft, Inc. (acquired by Cisco Systems, Inc.) that generally license their software and may now or in the future also host their solutions through the cloud, and their resellers including major carriers and cable companies;
● established communications providers that resell on-premise hardware, software, and hosted solutions, such as AT&T, Verizon Communications Inc., CenturyLink, Cox, Charter and Comcast Corporation in the United States, TELUS and others in Canada, and BT, Vodafone, and others in the United Kingdom, all of whom have significantly greater resources than us and do now or may in the future also develop and/or host their own or other solutions through the cloud;
● other cloud companies such as 8x8, Inc., RingCentral, Inc., Amazon.com, Inc., DialPad, Inc., Fusion, Fuze (formerly Thinking Phone Networks), StarBlue (merger of Star2Star and BlueFace), Intermedia.net, Inc., J2 Global, Inc., Jive Communications, Inc. (acquired by LogMeIn, Inc.), Microsoft Corporation (Microsoft Teams (formerly Skype for Business)), Mitel, Nextiva, Inc., Slack Technologies, Inc., Vonage Holdings Corp., and West Corporation;
● other large internet companies such as Alphabet Inc., Facebook, Inc., Oracle Corporation, Zoom, and Salesforce.com, Inc., any of which might launch its own cloud-based business communication services or acquire other cloud-based business communications companies in the future; and
● established contact center providers such as Amazon.com, Inc., Aspect Software, Inc., Avaya Inc., Five9, Inc., Genesys Telecommunications Laboratories, Inc., and NewVoiceMedia.

Additionally, should we determine to pursue acquisition opportunities, we may compete with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial resources than we do. Competition for these acquisition targets could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

There are relatively low barriers to entry into our business. Our proprietary technology does not preclude or inhibit competitors from entering our markets. In particular, we anticipate new entrants will attempt to develop competing products and services or new forums for conducting e-commerce and telecommunications services which could be deemed competition. Additionally, if telecommunications service providers with more resources and name recognition were to enter our markets, they may redefine our industry and make it difficult for us to compete.

Expected technology advances associated with the Cloud, increasing use of the Cloud, and new software products are welcome advancements that we believe will broaden the Cloud’s viability. We anticipate that we can compete successfully by relying on our infrastructure, marketing strategies and techniques, systems and procedures, and by adding additional products and services in the future. We believe we can continue the operation of our business by periodic review and revision to our product offerings and marketing approach.

Employees

As of June 30, 2020, we had 61 employees; 60 full-time and 1 part-time, including 3 executives, 17 sales representatives and sales management, 1 in marketing, 11 engineers and IT support, 21 in operations and customer support, and 8 in accounting, finance, and legal.

Legal Proceedings

From time to time we receive inquiries from federal, state, city and local government officials as well as the FCC and taxing authorities in the various jurisdictions in which we operate. These inquiries and investigations relate primarily to our discontinued seminar operations and concern compliance with various city, county, state, and/or federal regulations involving sales, representations made, customer service, refund policies, services and marketing practices. We respond to these inquiries and have generally been successful in addressing the concerns of these persons and entities, without a formal complaint or charge being made, although there is often no formal closing of the inquiry or investigation. There can be no assurance that the ultimate resolution of these or other inquiries and investigations will not have a material adverse effect on our business or operations, or that a formal complaint will not be initiated. We also receive complaints and inquiries in the ordinary course of our business from both customers and governmental and non-governmental bodies on behalf of customers, and in some cases these customer complaints have risen to the level of litigation. There can be no assurance that the ultimate resolution of these matters will not have a material adverse effect on our business or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and positions of our executive officers and directors as of June 30, 2020:

Name	Age	Position
Executive Officers
Steven G. Mihaylo	76	Chief Executive Officer and Chairman of the Board
Doug Gaylor	54	Chief Operating Officer and President
Ron Vincent	44	Chief Financial Officer
Non-Employee Directors
Jeffrey P. Bash (2)(3)	78	Director
Anil Puri (1)	71	Director
David Williams (1)(3)	65	Director
Todd Goergen (1)(2)(3)	47	Director
(1) Member of the Audit committee
(2) Member of the Compensation committee
(3) Member of the Nominating committee

Executive Officers

Steven G. Mihaylo - Mr. Mihaylo was appointed our Chief Executive Officer in 2008 and has served as Chairman of our board of directors since November 2010. Mr. Mihaylo is the former Chairman and Chief Executive Officer of Inter-Tel, Incorporated (“Inter-Tel”), which he founded in 1969. Mr. Mihaylo led the Inter-Tel revolution from providing business telephone systems to offering complete managed services and software that help businesses facilitate communication and increase customer service and productivity. Before selling Inter-Tel for nearly $750 million in 2007, he grew the business to nearly $500 million in annual revenue. Mr. Mihaylo led the development of Inter-Tel from providing business telephone systems to offering complete managed services and software that helped businesses facilitate communication and increase customer service and productivity. The board of directors nominated Mr. Mihaylo to the board in part because he is the Chief Executive Officer of the Company and has more than 40 years of experience in the industry.

Mr. Mihaylo was awarded an honorary PhD from California State University - Fullerton and received a Bachelor of Arts in Business Administration in Accounting & Finance from California State University - Fullerton in 1969. Mr. Mihaylo has served on boards of numerous community organizations including the Arizona Heart Foundation, Junior Achievement of Arizona, Arizona Museum of Science and Technology and the Arizona State University College of Business Dean’s Council of 100. Committed to education, Mr. Mihaylo is involved with the Karl Eller College of Management at the University of Arizona and has served on the advisory board of Junior Achievement of Central Arizona for over 25 years, as a member of the board of directors, as well as being a member of the Big Bear High School Education Foundation, and is on the Dean’s Advisory Board of California State University - Fullerton.

Doug Gaylor - Mr. Gaylor has served as our President and Chief Operating Officer (COO) since May 2012. Prior to ascending to the role of President, Mr. Gaylor was Vice President of Sales for the Company, a position he held since joining the Company in 2009. Mr. Gaylor’s 30+ years in the telecom industry have all been focused on sales, business development, and executive management with publicly held telecommunications companies making him a subject matter expert in UCaaS, call center, and collaboration.

Prior to joining Crexendo, Mr. Gaylor held positions of increasing responsibility, culminating with the position of Sr. Vice President, at Inter-Tel/Mitel where he was originally hired in 1987. Mr. Gaylor was responsible for overseeing the sales efforts in the Western United States where he was ultimately responsible for the activities of approximately 200 sales representatives. Under his leadership yearly sales for his region reached over $175 million annually. Mr. Gaylor holds a Bachelors of Arts in Communications from the University of Houston. He is an active board member for multiple non-profit organizations specializing in education and community support.

Ron Vincent - Mr. Vincent has served as our Chief Financial Officer since April 2012. Prior to joining the Company, Mr. Vincent was employed by Ernst & Young, LLP (EY), as an audit senior manager, which concluded his fourteen year professional career as an auditor. Mr. Vincent received a Bachelor of Science in Business from Indiana University (Bloomington), Kelly School of Business in 1998 and a Master of Business Administration degree from the University of Phoenix. Mr. Vincent is a licensed Certified Public Accountant in the State of Arizona.

Non-Employee Directors

Jeffrey P. Bash - Mr. Bash has served as a member of our Board since August 2013. Mr. Bash has been a long time investor in Crexendo and has extensive investing and corporate finance experience. From 2008 to the present, Mr. Bash has also worked as a consultant to the private equity firm, FinTekk AP, LLC of Newport Beach, CA, providing strategic planning, corporate finance, structure, analysis, research and report writing services, including advisory services, as needed, to small private companies. Since 1996, Mr. Bash has been a private investor and advocate for stockholder interests with both managements and boards. Prior to 1996, Mr. Bash was a Corporate Vice President & Actuary for New York Life Insurance Company, becoming a Fellow of the Society of Actuaries (FSA) from 1970 until his retirement in 1995. He has also been a Vice President of private, family-owned Richmont Corporation of Dallas, TX, providing corporate finance services. Mr. Bash received his Bachelor of Arts degree in mathematics from Oberlin College.

Anil Puri - Dr. Puri has served as a member of our Board since November 2009. Dr. Puri is director of the Woods Center for Economic Analysis and Forecasting at California State University - Fullerton. He served as provost for the university and dean for the Mihaylo College of Business and Economics. Prior to becoming Dean in 1998, Dr. Puri was department chair and professor of economics at California State University - Fullerton. Dr. Puri is a noted economist and scholar who has served as the Executive Vice President of the Western Economic Association International, the second largest professional association of economists in the United States and is a member of the American Economic Association, and the National Association of Business Economists. Dr. Puri brings to the board of directors extensive business and financial experience. Dr. Puri has previously served and counseled public boards and he is a panel member of the National Association of Business Economists' Survey of Economic Conditions.

David Williams - Mr. Williams has been a director of the Company since May 2008. Since 2008, Mr. Williams has served as the Chairman and Chief Executive Officer at Equity Capital Management Corp, which provides asset management, and tax oriented consulting and financing for real estate investors. In addition, Mr. Williams serves as Counsel and Chief Financial Officer of Pacific Equities Capital Management Corporation, a real estate holding company. From 1996 to 2008, Mr. Williams acted as an independent consultant in taxation, real estate transactions and venture capital. Mr. Williams served as Chief Financial Officer and tax counsel at Wilshire Equities Corp. from 1987 to 1990 and as President from 1990 to 1996. From 1980 to 1987, Mr. Williams rose from a junior staff member to director position at Arthur Young & Co., a public accounting firm. The board of directors recognizes Mr. Williams’ business, finance and tax experience and values his contributions to board discussions and to the Company. Mr. Williams is a certified public accountant in California, Nevada and Washington, and holds a juris doctorate degree in law from the McGeorge Law School of University of the Pacific. Mr. Williams graduated from Stanford University with a Master of Science degree in engineering finance and a Bachelor of Science degree in biological science with honors.

Todd A. Goergen – Mr. Goergen has served as a member of our Board since November 2006. Mr. Goergen is Founder and Managing Partner of The Ropart Asset Management Funds and serves on the Investment Committee of Ropart Investments, LLC. Mr. Goergen's primary responsibilities include the management of the private equity portfolio, assisting in asset allocation and oversight of the firm’s outside investment managers. Additionally, Mr. Goergen has been responsible for many of the firm's strategy decisions including; active versus passive management, impact of investment manager returns and broader investor trends in the alternative investment industry. Prior to founding the RAM Funds in 2001, Mr. Goergen began his career in Mergers and Acquisitions and corporate finance at Donaldson, Lufkin, and Jenrette (“DLJ”). While at DLJ, Mr. Goergen was involved with over several billion dollars of buy side and sell side transactions. After DLJ, Mr. Goergen was Director of Mergers and Acquisitions at Blyth, Inc., a leading global designer and marketer of personal and decorative products. Mr. Goergen graduated from Wake Forest University with concentrations in Economics and Political Science. Mr. Goergen sits on the board of directors for the following firms: Cura, Crexendo and Fragmob; and is an observer on the board of Heal. Additionally, Mr. Goergen is an active member of U.S. and International Advisory Councils to the Global Leadership Foundation and is an activist in the preservation of African wildlife. Mr. Goergen is an avid wine enthusiast and has written columns for several magazines.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information known to us, as of August 31, 2020, regarding the beneficial ownership of our common stock by:

● each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;
● each of our named executive officers (collectively, our “Executive Officers”);
● each of our directors;
● all of our current Executive Officers and directors as a group; and
● each of the other selling stockholders.

The percentage ownership information under the column “Percentage of shares beneficially owned prior to this offering” is based on 15,247,649 shares of common stock outstanding as of August 31, 2020. The percentage ownership information under the column “Beneficial Ownership of Shares After the Offering” is based on (i) the sale of 1,750,000 shares of our common stock in this offering, and (ii) the issuance of 490,000 shares of common stock to be sold upon exercise of options in connection with this offering. The table below assumes no exercise of the underwriters’ option to purchase additional shares from us in the offering.

There were approximately 1,344 holders of record of our shares of common stock as of August 31, 2020. The number of holders does not include individual participants in security positions listings.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of our common stock issuable upon the vesting of restricted stock units or pursuant to the exercise of stock options that will vest or are either immediately exercisable or exercisable within 60 days of August 31, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address of each person identified in the following table is c/o Crexendo, Inc., 1615 South 52nd Street, Tempe, Arizona, 85281.

Name of Beneficial Owner	Beneficial Ownership of Shares Before the Offering		Number of	Beneficial Ownership of Shares After the Offering
	Number (1)	Percent	Shares Offered	Number (2)	Percent
Named Executive Officers and Directors
Steven G. Mihaylo (3)	10,866,220	69.0%	1,060,000	9,806,220	54.5%
Todd Goergen (4)	480,587	3.1%	-	480,587	2.7%
Jeffrey Bash (5)	256,737	1.7%	-	256,737	1.5%
David Williams (6)	136,745	0.9%	50,000	86,745	0.5%
Anil Puri (7)	120,246	0.8%	40,000	80,246	0.5%
Doug Gaylor (8)	507,800	3.2%	200,000	307,800	1.7%
Ron Vincent (9)	341,009	2.2%	200,000	141,009	0.8%
All current directors and executive officers as a group (7 persons)	12,709,344	74.7%	1,550,000	11,159,344	59.5%
Other Selling Stockholders
The Steven and Lois Mihaylo Children's Trust (fbo Sarah Mihaylo)(10)	505,000	3.3%	100,000	405,000	2.3%
The Steven and Lois Mihaylo Children's Trust (fbo Emily Mihaylo )(11)	504,500	3.3%	100,000	404,500	2.3%

(1) Beneficial ownership is determined in accordance with the rules of the SEC, based upon 15,247,649 shares of common stock outstanding on August 31, 2020. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following August 31, 2020 and restricted stock units that are scheduled to vest within 60 days of August 31, 2020 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name.
(2) Beneficial ownership is determined in accordance with the rules of the SEC, based upon 17,487,649 shares of common stock to be outstanding after this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following August 31, 2020 and restricted stock units that are scheduled to vest within 60 days of August 31, 2020 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name.
(3) Consists of 547,322 shares held personally, 9,671,182 shares in The Steven G. Mihaylo Trust dated August 19, 1999, as amended, of which Steven G. Mihaylo is the Trustee, 140,000 shares in The Steven Mihaylo and Lois Mihaylo Foundation and 507,716 shares subject to options that are currently exercisable or become exercisable within 60 days following August 31, 2020.
(4) Consists of 8,842 shares held personally, 355,000 shares held by his family’s private equity firm Ropart Asset Management FD II LLC and 116,745 shares subject to options that are currently exercisable or become exercisable within 60 days following August 31, 2020.
(5) Consists of 169,992 shares held personally and 86,745 shares subject to options that are currently exercisable or become exercisable within 60 days following August 31, 2020.
(6) Consists of 20,000 shares held personally and 116,745 shares subject to options that are currently exercisable or become exercisable within 60 days following August 31, 2020.
(7) Consists of 13,501 shares held personally and 106,745 shares subject to options that are currently exercisable or become exercisable within 60 days following August 31, 2020.
(8) Consists of 5,999 shares held personally, 500,801 shares subject to options that are currently exercisable or become exercisable within 60 days following August 31, 2020 and 1,000 restricted stock units that are scheduled to vest within 60 days of August 31, 2020.
(9) Consists of 9,371 shares held personally, 330,054 shares subject to options that are currently exercisable or become exercisable within 60 days following August 31, 2020 and 1,584 restricted stock units that are scheduled to vest within 60 days of August 31, 2020.
(10) Consists of shares held in The Steven and Lois Mihaylo Children’s Trust (fbo Sarah Mihaylo), of which Sarah Mihaylo is the sole beneficiary.
(11) Consists of shares held in The Steven and Lois Mihaylo Children’s Trust (fbo Emily Mihaylo), of which Emily Mihaylo is the sole beneficiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of common stock acquired pursuant to this offering by non-U.S. holders (as defined below). This summary deals only with common stock held as a capital asset (within the meaning of Section 1221 of the Code) and does not discuss the U.S. federal income tax consequences applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, but not limited to: a dealer in securities or currencies; a broker-dealer; a financial institution; a qualified retirement plan, individual retirement plan, or other tax-deferred account; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding common stock as part of a hedging, integrated, conversion, or straddle transaction or a person deemed to sell common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of tax accounting; an accrual method taxpayer subject to special tax accounting rules under Section 451(b) of the Code; an entity that is treated as a partnership for U.S. federal income tax purposes; a person that received such common stock in connection with services provided; a corporation that accumulates earnings to avoid U.S. federal income tax; a corporation organized outside the United States, any state thereof or the District of Columbia that is nonetheless treated as a U.S. taxpayer for U.S. federal income tax purposes; a person that is not a non-U.S. holder; a “controlled foreign corporation;” a “passive foreign investment company;” or a U.S. expatriate.

This summary is based upon provisions of the Code, its legislative history, applicable U.S. Treasury regulations promulgated thereunder, published rulings, and judicial decisions, all as in effect as of the date hereof. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or IRS, with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Those authorities may be repealed, revoked, or modified, perhaps retroactively, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances, and does not address any state, local, foreign, gift, estate (except to the limited extent set forth herein), or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of common stock that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes regardless of its place of organization or formation. If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock is urged to consult its own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR SPECIFIC SITUATIONS, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

Distributions on Our Common Stock

Distributions with respect to common stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits will be treated as a return of capital and will first be applied to reduce the holder’s tax basis in its common stock, but not below zero. Any remaining amount will then be treated as gain from the sale or exchange of the common stock and will be treated as described under “—Disposition of Our Common Stock” below.

Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to shares of our common stock will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) of the gross amount of the dividends unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States subject to the discussion below regarding foreign accounts. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the common stock are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, then although the non-U.S. holder will generally be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). In the case of a non-U.S. holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. Such holder’s agent will then be required to provide certification to us or our paying agent.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of a reduced rate of withholding tax under an applicable treaty must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty and does not timely file the required certification, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain from a sale, exchange or other disposition of our stock unless: (a) that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our common stock, and certain other requirements are met. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. Even if we are treated as a United States real property holding corporation, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (x) the five-year period preceding the disposition, or (y) the holder’s holding period, and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds five percent, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your common stock may be required to withhold tax with respect to that obligation.

If a non-U.S. holder is described in clause (a) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain derived from the disposition at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits. If the non-U.S. holder is an individual described in clause (b) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

U.S. Federal Estate Tax

The estate of a nonresident alien individual is generally subject to U.S. federal estate tax on property it is treated as the owner of, or has made certain life transfers of, having a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent for U.S. federal estate tax purposes, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Information Reporting and Backup Withholding Tax

We report to our non-U.S. holders and the IRS certain information with respect to any dividends we pay on our common stock, including the amount of dividends paid during each fiscal year, the name and address of the recipient, and the amount, if any, of tax withheld. All distributions to holders of common stock are subject to any applicable withholding. Information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently, 24%). Backup withholding, however, generally will not apply to distributions on our common stock to a non-U.S. holder, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax but merely an advance payment, which may be credited against the tax liability of persons subject to backup withholding or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, information reporting but not backup withholding will apply in a manner similar to dispositions effected through a U.S. office of a broker, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that has certain connections with the United States.

Foreign Accounts

Certain withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. A 30% withholding tax may apply to “withholdable payments” if they are paid to a foreign financial institution or to a non-financial foreign entity, unless (a) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied, or (b) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. “Withholdable payment” generally means any payment of interest, dividends, rents, and certain other types of generally passive income if such payment is from sources within the United States. U.S. Treasury Regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible withholding under these rules on the gross proceeds from any sale or other disposition of our common stock, previously scheduled to apply beginning January 1, 2019. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or comply with comparable requirements under an applicable inter-governmental agreement between the United States and the foreign financial institution’s home jurisdiction. If an investor does not provide us with the information necessary to comply with these rules, it is possible that distributions to such investor that are attributable to withholdable payments, such as dividends, will be subject to the 30% withholding tax. Holders should consult their own tax advisers regarding the implications of these rules for their investment in our common stock.

UNDERWRITING

We and the selling stockholders are offering the shares of common stock described in this prospectus through the underwriters listed below. B. Riley Securities, Inc. and Colliers Securities LLC are acting as joint book-running managers of this offering. The underwriters named below have agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite their names below from us and the selling stockholders. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriters	Number of Shares
B. Riley Securities, Inc.
Colliers Securities LLC

Total	3,500,000

The underwriters have advised us that they propose to offer the shares of common stock to the public at a price of $              per share. The underwriters propose to offer the shares of common stock to certain dealers at the same price less a concession of not more than $              per share. After the offering, these figures may be changed by the underwriters.

The shares sold in this offering are expected to be ready for delivery on or about                 , 2020, against payment in immediately available funds. The underwriters may reject all or part of any order.

We have granted to the underwriters an option to purchase up to an additional 525,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

The table below summarizes the underwriting discounts that we and the selling stockholders will pay to the underwriters. The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholders per share of common stock. The underwriting discounts and commissions are 7% of the public offering price. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $150,000 of the fees and expenses of the underwriters, which may include the fees and expenses of counsel to the underwriters. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The underwriting discount and reimbursable expenses the underwriters will receive were determined through arms’ length negotiations between us and the underwriters.

	Per Share	Total with no Over Allotment	Total with Over Allotment
Underwriting discount to be paid by us	$	$	$
Underwriting discount to be paid by the sellin g stockholders	$	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $276,898. This includes $150,000 of fees and expenses of the underwriters. These expenses are payable by us.

We and the selling stockholders also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

We, the selling stockholders, and each of our directors and officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of B. Riley Securities, Inc. for a period of 90 days after the date of this prospectus. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by B. Riley Securities, Inc.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we and the selling stockholders have sold to the underwriters. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock on the Nasdaq Capital Market. Passive market making consists of displaying bids on the Nasdaq Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriters may facilitate the marketing of this offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of securities for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriter. Other than the prospectus in electronic format, the information on the websites of the underwriters is not part of this prospectus.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “CXDO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Issuer Direct Corporation.

Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom. Each underwriter has represented and agreed that:

●
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us or the selling stockholders; and

●
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland. The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Jeffrey Korn, General Counsel to the Registrant. The underwriters have been represented in connection with this offering by Faegre Drinker Biddle & Reath LLP, Minneapolis, Minnesota.

 EXPERTS

The consolidated financial statements and related schedules as of December 31, 2019 and 2018 and for the years then ended incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of Urish Popeck & Co., LLC., an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 1615 South 52nd Street, Tempe, Arizona 85281. We also maintain a website at www.crexendo.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below:

● our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on March 3, 2020);
● our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 (filed with the SEC on May 5, 2020);
● our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 (filed with the SEC on August 10, 2020);
● our Current Reports on Form 8-K as filed with the SEC on January 30, 2020, April 27, 2020, July 6, 2020 and August 11, 2020, respectively;
● our definitive proxy statement on Schedule 14A filed with the SEC on June 22, 2020 and our additional definitive proxy materials on Schedule 14A filed with the SEC on June 22, 2020 (in each case, other than information furnished rather than filed); and
● the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 2, 2020, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC.

Upon written or oral request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus that are not delivered with this prospectus. You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Crexendo, Inc., Attention: Secretary, 1615 South 52nd Street, Tempe, Arizona 85281, telephone: (602) 714-8500. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at www.crexendo.com. Our website and the information contained on, or connected to, our website is not incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part.

3,500,000 Shares

COMMON STOCK

B. Riley Securities	Colliers Securities LLC

The date of this prospectus is ,                2020.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.
Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Crexendo, Inc., or the Registrant, in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, (the “SEC”), registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

Amount
SEC registration fee	$ 4,242,25
FINRA filing fee	5,656.02
Printing and engraving expenses	5,000.00
Legal fees and expenses	225,000.00
Accounting fees and expenses	30,000.00
Transfer agent and registrar fees and expenses	2,000.00
Miscellaneous fees and expenses	5,000.00

Total	$ 276,898.27

Item 14.
Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any person who is or was our director, officer, employee or agent. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the indemnified person must also not have had reasonable cause to believe that his conduct was unlawful. In addition, any person who is or was our director, officer, employee or agent is entitled to indemnification if such person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative against actual and reasonable expenses incurred in connection with defending such action.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing to repay the expenses if it is determined that such officer or director is not entitled to be indemnified.

Our Bylaws provide that we shall indemnify each director or officer, whether or not in office, and any person whose testator or intestate was such a director or officer, for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, administrative or investigative, to the fullest extent permitted under the NRS, against all judgments, fines, amounts paid in settlements, and all expenses actually and reasonably incurred by such person as a result of such action or proceeding, or actually and reasonably incurred by such person (a) in making an application for payment of such expenses before any court or other governmental body, (b) in otherwise seeking to enforce these Bylaws provisions, or (c) in securing or enforcing such person’s right under any policy or director or officer liability insurance provided by us.

Our Bylaws further provide that we may pay expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given in advance of the final disposition of such action or proceeding upon (a) the receipt of an undertaking by or on behalf of such director or officer to repay such advancement in case such director or officer is ultimately found not to be entitled to indemnification as authorized by our Bylaws and (b) approval by the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by the stockholders, and to the extent permitted by law, the board of directors or, if applicable, the stockholders, shall not be required to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding before the corporation makes any advance payment of expenses hereunder.

The rights of indemnification and to the advancement of expenses provided by our Bylaws are contractual and shall be available with respect to events occurring prior to the adoption of these Bylaws provisions; continue to exist after any rescission or restrictive amendment of these Bylaws provisions with respect to events occurring prior to such rescission or amendment; and shall be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding or, at the sole discretion of the person entitled to indemnification, on the basis of applicable law in effect at the time such rights are claimed.

In addition to indemnification provided in our Bylaws, we entered into employment agreements with certain prior officers with indemnification provisions to survive the termination of such agreements, which provided for indemnification of such officers consistent with that permitted by NRS and our Bylaws. We also have an indemnification agreement with a current officer, which provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim arising from his officer status. The indemnification agreement also provides for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Item 15.  Recent Sales of Unregistered Securities.

The Registrant has not issued and sold any unregistered securities within the past three years.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Exhibit Description	Incorporated By Reference			Filed Herewith
		Form	Date	Number

1.1	Form of Underwriting Agreement				X
3.1	Articles of Incorporation	8-K	12/14/16	3.1
3.2	Bylaws	8-K	12/14/16	3.2
4.1	Description of Capital Stock	10-K	3/3/20	4.3
5.1	Opinion of Jeffrey Korn, General Counsel to the Registrant				X
10.1*	2013 Long-Term Incentive Plan	14-A	4/30/13
10.2*	Crexendo, Inc. Stock Option Agreement Pursuant to the 2013 Long-Term Incentive Plan (Incentive Stock Options)	S-1	9/11/20
10.3*	Crexendo, Inc. Stock Option Agreement Pursuant to the 2013 Long-Term Incentive Plan (Non-qualified Stock Options)	S-1	9/11/20
10.4	Purchase and Sale Agreement, dated January 27, 2020, by and among SGM EXE, LLC, Seller and Crexendo, Business Solutions, Inc. Purchaser	8-K	1/29/20	10.1
10.5	Loan Agreement, dated January 22, 2020, between Bank of America, N.A. and Crexendo Business Solutions, Inc.	8-K	1/29/20	10.2
10.6	Note, dated April 21, 2020, issued by Crexendo, Inc. to. Infinity Bank	8-K	4/27/20	10.1
21.1	Subsidiaries of Crexendo, Inc.	10-K	3/3/20	21.1
23.1	Consent of Urish Popeck & Co., LLC, independent registered public accounting Firm				X
23.2	Consent of Jeffrey Korn, General Counsel to the Registrant (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on signature page to the Registration Statement on Form S-1)	S-1	9/11/20
———————
* Indicates a management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on September 21, 2020.

Crexendo, Inc.

By:	/s/ Steven G. Mihaylo
Steven G. Mihaylo
Chairman and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven G. Mihaylo Steven G. Mihaylo	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)	September 21, 2020

/s/ Ronald Vincent Ronald L. Vincent	Chief Financial Officer (Principal Financial and Accounting Officer)	September 21, 2020

/s/ * Todd Goergen	Director	September 21, 2020

/s/ * Jeffrey P. Bash	Director	September 21, 2020

/s/ * David Williams	Director	September 21, 2020

/s/ * Anil Puri	Director	September 21, 2020

 *By: /s/ Steven G. Mihaylo
Steven G. Mihaylo
Attorney-in-Fact